                                                                    EXHIBIT 2(h)









                               AGREEMENT OF MERGER


                                      AMONG


                                 STARCOM, INC.,


                              DENNIS G. CARPENTER,


                                       AND


                            REGENT BROADCASTING, INC.




                                  JUNE 15, 2000

                               AGREEMENT OF MERGER


         This Agreement of Merger made and entered into this 15th day of June, 2000, by and among REGENT BROADCASTING, INC., a Delaware corporation ("RBI"); STARCOM, INC., a Minnesota corporation (the "Company"); and DENNIS G. CARPENTER ("Carpenter"), who is the President and a principal shareholder of the Company.

         WHEREAS, the Company, pursuant to authorizations duly granted and issued by the Federal Communications Commission (hereinafter called the "FCC"), owns and operates radio stations KLZZ-FM and KXSS-AM, licensed to Waite Park, Minnesota, and KKSR-FM, licensed to Sartell, Minnesota (the "Stations"); and

         WHEREAS, the shareholders and the Board of Directors of the Company and the Board of Directors of RBI deem it advisable that the Company (sometimes referred to as "the Disappearing Corporation") be merged into RBI (sometimes referred to as "the Surviving Corporation") under the laws of the State of Delaware and the State of Minnesota in the manner provided therefor pursuant to
Section 251 and related sections of Title 8 of the Delaware Code and Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes; and

         WHEREAS, as a result of such merger, control of the Company will be transferred to Regent Communications, Inc.; and

         WHEREAS, control of the Company may not be transferred without prior written consent of the Federal Communications Commission; and

         WHEREAS, RBI and the Company have negotiated the terms and conditions of such merger, including the consideration to be paid to Carpenter and the other shareholders of the Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is hereby agreed as follows:


                                    ARTICLE I

                               Agreement to Merge

         1.01 Agreement. RBI and the Company hereby agree that, in accordance with and subject to the terms and conditions set forth herein, upon Effectiveness, the Company shall be merged with and into RBI, the separate corporate existence of the Company shall cease, RBI shall continue in existence and such merger shall in all respects have the effect provided for in Section 259 of the General Corporation Law of the State of Delaware and Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes.

         1.02 Action to Effect Merger. Prior to, from and after Effectiveness, the Company and RBI shall take all such action as shall be necessary or appropriate, in order to effectuate this merger in accordance with and subject to the terms of this Agreement of Merger and the laws of the State of Delaware and State of Minnesota.

         1.03. Certificate of Incorporation and By-Laws; Name. From and after Effectiveness and until thereafter amended as provided by law, the Certificate of Incorporation and the By-Laws of RBI as in effect immediately prior to Effectiveness shall be and continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation. The name of the Surviving Corporation shall be "Regent Broadcasting, Inc." and the Surviving Corporation shall cease using the name "StarCom, Inc." within sixty (60) days following the Closing Date.

         1.04. Directors. The following shall be the directors of the Surviving Corporation as of and after Effectiveness to hold office as provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation:

                           Terry S. Jacobs
                           William L. Stakelin

         1.05. Officers. The following shall be the officers of the Surviving Corporation as of and after Effectiveness to hold office as provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation:

         Chairman of the Board,
         Chief Executive Officer,
         Treasurer............................................Terry S. Jacobs
         President, Chief Operating
         Officer, Secretary...............................William L. Stakelin
         Vice President-Finance,
         Assistant Secretary...................................Matthew Yeoman
         Assistant Secretary............................Christina Tenhundfeld
         Assistant Secretary...................................Alan C. Rosser

         1.06 Stockholder Approval; Effectiveness of Merger. This Agreement of Merger is subject to approval by the shareholders of the Company and by Regent Communications, Inc. as sole shareholder of RBI as provided by the applicable laws of the State of Delaware and State of Minnesota. Following such approvals and the fulfillment or waiver of all other conditions set forth herein, if this Agreement is not terminated or abandoned in accordance with its terms, this Agreement of Merger shall be certified by the Company and RBI pursuant to
Section 251(c) of the General Corporation Law of the State of Delaware and
Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes, and the Surviving Corporation shall prepare, file and record a Certificate of Merger in the form provided under such Sections as soon as practicable after the Closing. The merger shall become effective upon the due and proper filing of the Certificate of Merger, herein sometimes called the "Effectiveness."

         1.07. Authorized Shares of Disappearing Corporation. The Company presently has authorized and outstanding capital stock as described on Schedule
1.07 (the "Company Stock"), which is owned by the common and preferred shareholders of the Company as set forth therein.

         1.08 Authorized Shares of Surviving Corporation. RBI presently has authorized capital stock of 1,000 common shares, $1.00 per share par value, of which 100 shares are issued and outstanding, all of which are owned by Regent Communications, Inc. Upon Effectiveness, the authorized capital stock of the Surviving Corporation will consist of 1,000 shares of common stock, $1.00 per share par value.

         1.09 Cancellation of Shares. At Effectiveness, all outstanding shares of Company Stock shall be transferred to RBI and cancelled, and each share held in the Company's treasury shall, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist. At the Closing, all certificates evidencing all of the Company Stock shall be surrendered for cancellation.

         1.10 Basic Merger Consideration. The consideration to be paid for the Company Stock shall be five million twenty-five thousand dollars ($5,025,000.00) (the "Basic Merger Consideration"), to be paid in cash by wire transfer of immediately available federal funds, subject to adjustment as provided in
Section 1.11. Said consideration shall be payable as follows:

                  (a) Approximately six hundred twenty thousand nine hundred seven and no/100 dollars ($620,907.00) in payment of the loan balance due to National City Bank;

                  (b) Approximately one million three hundred forty-six thousand two hundred forty-two and no/100 dollars ($1,346,242.00) to Sioux Valley Broadcasting and KASM of Minnesota, Inc. in payment of their contract balance;

                  (c) Approximately three hundred fifty thousand and no/100 dollars ($350,000.00) in payment of accounts and notes payable;

                  (d) Two million one hundred thousand and no/100 dollars ($2,100,000.00) to the preferred shareholders of the Company in connection with the redemption of their shares; and

                  (e) The remainder of the Closing Merger Consideration, being approximately six hundred seven thousand eight hundred fifty-one and no/100 dollars ($607,851.00), to the common shareholders of the Company for working capital and payment of income taxes payable with respect to distribution of assets to those shareholders.

         1.11 Adjustment of Basic Merger Consideration. It is the intent of the parties, and the Basic Merger Consideration has been negotiated on the basis, that the Company and each Continuing Subsidiary shall have no Cash (as hereinafter defined) and no Liabilities (as hereinafter defined) as of the Closing Date. On or before the Closing Date, all Excluded Assets and all liabilities of the Company and each of the Continuing Subsidiaries will be transferred to an unrelated third party or parties. Nevertheless, at the Closing, a computation shall be compiled by the Company setting forth as of the Closing Date the amount, if any, of the Company's and each Continuing Subsidiary's Cash and all known Liabilities of Company and each Continuing Subsidiary as set forth below ("Closing Statement"). The Basic Merger Consideration shall be adjusted by (a) an increase by the aggregate amount of Cash and (b) a decrease by the aggregate amount of Liabilities shown on the Closing Statement. The amount of consideration determined after making the foregoing adjustments to the Basic Merger Consideration is herein referred to as the "Closing Merger Consideration."

         As used herein, the term "Cash" shall mean cash on hand and in banks, certificates of deposit, treasury bills and marketable securities and other cash equivalents (but excluding accounts and notes receivable, and any other current asset listed on the Company's or either Continuing Subsidiary's balance sheet).

         As used herein, the term "Liabilities" shall mean at the Closing Date the amount of all the liabilities of the Company and each Continuing Subsidiary that would be recorded on a balance sheet at that date computed in accordance with generally accepted accounting principles applied on a basis consistent with those followed in the preparation of the financial statements described in
Section 4.16 and shall include (i) accounts payable, (ii) all indebtedness,
(iii) any unpaid bonuses, severance or vacation pay accrued to employees for the period ending on the day prior to the Closing Date, (iv) trade and barter obligations, (v) net tax liabilities arising from a divisive reorganization or transfer of assets by the Company prior to the Closing Date after application of all loss carry forwards and similar tax attributes of the Company, and (vi) all other items which in accordance with generally accepted accounting principles consistently applied would be included as Liabilities of the Company or either Continuing Subsidiary. For purposes of the determination of Liabilities, all expenses relating to the Company or either Continuing Subsidiary and arising from the conduct of the Company's or a Continuing Subsidiary's business and operation of the Stations (including without limitation such items as taxes, license fees, utilities, and rents) shall be prorated between RBI and the Company in accordance with generally accepted accounting principles as of 11:59 p.m. Central time, on the date immediately preceding the Closing Date.

         Within ninety (90) days following execution of this Agreement, representatives of RBI's auditors may examine the books and records of the Company and of each of the Continuing Subsidiaries. If such examination is conducted, RBI's auditors shall prepare a report ("Closing Report") setting forth any Liabilities that have not been disclosed on the Financial Statements or on Schedule 4.19 hereof, and shall deliver same to RBI and to Carpenter, as the representative of the Company's shareholders, on or prior to the Closing Date. If such unknown Liabilities contained in the Closing Report exceed $150,000.00, in lieu of an adjustment therefor to the Basic Merger Consideration, the Company shall have the option to terminate this Agreement and the Escrow Deposit (as defined in paragraph 1.12 hereof) and any interest earned thereon shall be returned to RBI. The Company agrees to extend the Closing Date, if necessary, in order to provide to RBI 90 days to conduct such examination. In the event RBI does not disclose to the Company prior to the Closing any undisclosed Liabilities discovered by RBI's auditors during such examination, RBI shall be deemed to have waived its right to seek indemnification with respect to such discovered undisclosed Liabilities after the Closing, but not with respect to undisclosed Liabilities that are not discovered during the pre-Closing examination.

         If the Company does not terminate this Agreement pursuant to the foregoing paragraph and either RBI or Carpenter disagrees with the Closing Report, such party shall, prior to the earlier of the Closing and fifteen (15) days after receipt of such Closing Report, give written notice to the other and RBI's auditors of its objection to the Closing Report, specifying each item or computation to which objection is taken and the reason for such objection. In such event, Carpenter and RBI shall use their best efforts to resolve such objections and to agree upon the Closing Report through negotiation. If Carpenter and RBI are unable to reconcile their differences and to mutually agree upon the Closing Report, within thirty (30) days after such written notice shall have been given as aforesaid, Carpenter and RBI shall designate a mutually agreeable independent national accounting firm, or if such firm cannot act, another national accounting firm (which has not been retained by either Carpenter, the Company or RBI within the past ten (10) years) mutually acceptable to such parties to act as arbitrator ("Arbitrator"). The Arbitrator shall determine all issues in disagreement and shall make such adjustments, if any, to the items and computations in the Closing Report as are necessitated by such determinations, and shall within thirty (30) days after their designation as Arbitrator deliver to Carpenter and RBI a written statement setting forth all adjustments made by the Arbitrator to the Closing Merger Consideration. Such Closing Report shall be employed to determine any further adjustments required to the Merger Consideration pursuant to this Section 1.11 ("Final Merger Consideration"), and such Final Merger Consideration shall be final, conclusive and binding upon all parties to this Agreement. The fees and expenses of RBI's auditor and the Arbitrator in connection with the making of the Closing Report and the determinations herein provided for to resolve any differences over the Closing Report shall be paid one-half by the Company's former common shareholders and one-half by RBI.

         Notwithstanding the foregoing, the parties agree that the Closing Date shall not be delayed by the election by either RBI or Carpenter to object to the Closing Report pursuant to this Section 1.11 and further agree that the portion of the Closing Merger Consideration which is the subject of the objection shall be placed in escrow pending completion of the arbitration procedure.

         1.12 Escrow Deposit. Concurrently with the execution of this Agreement, RBI shall forward to Security Title and Guaranty Agency, Inc. ("Escrow Agent") cash or an irrevocable, stand-by letter of credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Escrow Deposit"). The Escrow Deposit shall be held and applied by the Escrow Agent in accordance with the terms of a Deposit Escrow Agreement in the form of Exhibit A attached hereto (the "Deposit Escrow Agreement"), executed by the parties thereto contemporaneously with the execution of this Agreement. As more fully described in the Deposit Escrow
Agreement:

                  (a) in the event this Agreement is terminated solely because of RBI's material breach of this Agreement and all other conditions to Closing are at such time satisfied or waived (other than such conditions as can readily be satisfied by the Closing), the Escrow Deposit shall be delivered to the Company (which may exercise its right to draw on the letter of credit) as its sole remedy and as liquidated damages as provided in Section 13.04 hereof for RBI's material breach of this Agreement; and

                  (b) in the event this Agreement is terminated under any circumstances other than those set forth in Section 1.12(a) above, the Escrow Deposit shall be delivered to RBI.

         1.13 Payment of Closing Merger Consideration. At the Closing, the Escrow Deposit shall be delivered to RBI. Except as otherwise described in
Section 1.10, the Closing Merger Consideration shall be paid to the Company's shareholders by wire transfer of immediately available funds according to wire instructions of specific amounts owed each shareholder as Carpenter directs in writing.

         1.14 Lease. At the Closing, RBI or an Affiliate of RBI shall enter into a tower site lease agreement with an entity to be formed for the common shareholders of the Company substantially in the same form attached hereto as Exhibit H.

         1.15 Closing. Except as otherwise mutually agreed upon by the parties, the consummation of the transactions contemplated herein (the "Closing") shall occur within ten (10) business days after the later to occur of (a) the satisfaction or waiver of each condition to closing contained herein, other than such conditions as are reasonably anticipated to be satisfied at Closing (provided that each party hereto shall use its reasonable best efforts to cause each condition to closing to be satisfied so that the Closing may occur at the earliest possible date), and (b) the release of initial FCC approval on public notice that it has consented to the transactions contemplated hereby (the "Initial Approval"), or such other date as may be mutually agreed by the parties hereto (the "Closing Date"). In the event the parties close before the Initial Approval has become a Final Order, the parties shall enter into a mutually acceptable Unwind Agreement. The Closing shall be held preferably by exchange of closing documents by overnight deliveries, or otherwise at such place and in such manner as the parties hereto may agree.


                                   ARTICLE II

                              Governmental Consents

         2.01 FCC Consent. It is specifically understood and agreed by the parties that the Closing and the transfer of control of the Station Licenses and the transfer of the Company Stock are expressly conditioned on and are subject to the prior consent and approval of the FCC without the imposition of any conditions adverse to RBI and Regent or any Affiliate of RBI (the "FCC Consent").

         2.02 FCC Application. Within five (5) business days after the execution of this Agreement, RBI and the Company shall file an application with the FCC for the FCC Consent (the "FCC Application"). RBI and the Company shall prosecute the FCC Application with all reasonable diligence and otherwise use their best efforts to obtain the FCC Consent as expeditiously as practicable (but neither party shall have any obligation to satisfy complainants or the FCC by taking any steps which would have a material adverse effect upon either party or upon any of their respective Affiliates). If the FCC Consent imposes any condition on either party or any of their respective Affiliates, such party shall use its best efforts to comply with such condition; provided, however, that neither party shall be required hereunder to comply with any condition that would have a material adverse effect upon it or any of its Affiliates. If reconsideration or judicial review is sought with respect to the FCC Consent, the party affected shall vigorously oppose such efforts for reconsideration or judicial review; provided, however, that nothing herein shall be construed to limit either party's right to terminate this Agreement pursuant to Article 13.01 hereof.


                                   ARTICLE III

                      Representations and Warranties of RBI

         RBI hereby makes the following representations and warranties, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by the
Company:

         3.01 Standing. RBI is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own and lease its properties and carry on its business as now being conducted by it.

         3.02 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of RBI and this Agreement is a valid and binding obligation of RBI.

         3.03 Qualification. RBI has no knowledge of any facts which would, under present law (including the Communications Act of 1934, as amended), and present rules, regulations, practices and policies of the FCC, disqualify RBI and Regent Communications, Inc. as the transferee of the licenses, permits and authorizations listed on Schedule 4.08 hereto, or as an owner and/or operator of the Stations, and RBI will not take, or unreasonably fail to take, any action which RBI knows or has reason to know would cause such disqualification. Should RBI become aware of any such facts, it will promptly notify the Company in writing thereof and use its best efforts to prevent any such disqualification.

         3.04 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article II hereof with respect to governmental consents or on
Schedule 3.04 hereto, the execution, delivery and performance of this Agreement by RBI: (a) do not conflict with the provisions of the certificate of incorporation or by-laws of RBI; (b) do not require the consent of any third party; (c) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which RBI is a party; and (d) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement, instrument, license or permit to which RBI is now subject.

                                   ARTICLE IV

           Representations and Warranties of Carpenter and the Company

         Carpenter and the Company make the following representations and warranties, each of which is true and correct on the date hereof, shall survive the Closing and shall be unaffected by any investigation heretofore or hereafter made by RBI:

         4.01 Corporate Standing. The Company and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota and have all requisite corporate power and authority to own or lease their properties and to carry on their business as now being conducted. The Company and its Subsidiaries are not qualified or required to be qualified in any other jurisdiction in order to own or lease their properties or to carry on their business as now being conducted.

         4.02 Subsidiaries and Investments. The Company has only those Subsidiaries and Affiliates listed in Schedule 4.02. On the Closing Date, the Company shall have only two Subsidiaries (namely, RepCom, Inc. and Sartell FM, Inc. and each referred to herein as a "Continuing Subsidiary") and no other Subsidiaries or Affiliate. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity, other than as listed on Schedule 4.02. Since the Financial Statement Date, as defined below, except as set forth in Schedule 4.02 no investment securities of any kind have been acquired or disposed of by the Company. Except as described on Schedule 4.02, the businesses carried on by the Company have not been conducted through any other direct or indirect subsidiary or entity related to the Company.

         4.03 Charter and By-Laws. The Company has delivered to RBI true and complete copies of the Articles of Incorporation and By-Laws of the Company and each of its Continuing Subsidiaries as in effect on the date of delivery thereof. There has been no change in the Articles of Incorporation or By-Laws of the Company or any of its Continuing Subsidiaries since the delivery of copies thereof to RBI. No provision of the Articles of Incorporation or the By-Laws of the Company or any of its Subsidiaries or of any agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its Subsidiaries is bound, has been or will be violated by the execution and delivery by the Company of this Agreement or the performance or satisfaction of any obligation or condition herein contained on its part to be performed or satisfied. Neither the Company nor any of its Subsidiaries is now nor on the Closing Date will it be in default in the performance, observance or fulfillment of any of the terms or conditions of its Articles of Incorporation or By-Laws. The Company has delivered to RBI true and complete copies of the stock records and the minute book of the Company and each of its Continuing Subsidiaries for inspection and the stock records truly, accurately and fully account for all transactions in the capital stock of the Company, and the minute books contain the up-to-date, complete, and accurate minutes of the actions of the Company's and each Continuing Subsidiary's Board of Directors and stockholders from its inception.

         4.04 Directors and Officers; Compensation; Banks. Schedule 4.04 represents a true and complete list showing as of the date of delivery thereof the following:

                  (a) The names of all of the directors and officers of the Company and each of its Continuing Subsidiaries ;

                  (b) A payroll roster of the Company and each of its Continuing Subsidiaries for the most recent payroll period ended prior to the date of delivery thereof showing the names, titles, and annualized current rate of pay for each person entitled to receive compensation from the Company or any of its Continuing Subsidiaries;

                  (c) Each bank account and safety deposit box of the Company and each of its Continuing Subsidiaries, all authorized signatories to such account and all persons having access to such safety deposit box; and

                  (d) The names of all persons, if any, holding a power of attorney from the Company or any of its Continuing Subsidiaries. The information set forth in each such list is true and accurate on the date hereof. Each officer and director or any other person holding authorized signatory powers of the Company or any of its Continuing Subsidiaries will submit his or her written resignation as such to RBI on the Closing Date, effective with the delivery thereof.

         4.05 Capitalization; Company Stock.

                  (a) The Company Stock constitutes all of the issued and outstanding capital stock of the Company, the ownership of which is set forth in
Schedule 1.07.

                  (b) The authorized and outstanding capital stock of each Continuing Subsidiary is set forth in Schedule 4.05. All of the issued and outstanding capital stock of the Continuing Subsidiaries is owned by the Company free and clear of all Encumbrances except as set forth on Schedules 1.07 and 4.05, all of which will be released by the Closing Date. All shares of Company Stock and the capital stock of the Continuing Subsidiaries are duly authorized, validly issued in compliance with all applicable laws, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or either Continuing Subsidiary or any agreement to which the Company or either Continuing Subsidiary is a party or by which it is bound. Except as set forth on Schedules 1.07 and
4.05 (all of which will be released by the Closing Date), the Company Stock is owned by the Company's shareholders, free and clear of all security interests, liens, pledges, encumbrances, agreements, charges, rights of rescission or claims of any kind (including without limitation any restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership ("Encumbrances")) by or on the part of any person, firm or corporation. The Company's shareholders have good and marketable title to the stock owned by them with full right to assign, transfer and deliver the same to RBI. According to the stock records of the Company, the Company's shareholders are the record and beneficial owner of all shares of Company Stock and the transfer thereof to RBI will vest RBI with good and marketable title, free and clear of all Encumbrances to all of the issued and outstanding shares of capital stock of the Company.

                  (c) Except for those set forth in Schedules 1.07 and 4.05 (all of which to be eliminated by the Company prior to the Closing) there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or either Continuing Subsidiary is a party or by which it is bound obligating the Company or either Continuing Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or either Continuing Subsidiary or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

There is outstanding no vote, plan, or pending proposal for any redemption of stock of Company or either Continuing Subsidiary or merger or consolidation of Company or either Continuing Subsidiary with or into any other corporation. Except for legends disclosed on Schedules 1.07 and 4.05, no legend or other reference to any purported Encumbrances appears upon any certificate representing shares of Company Stock or the stock of either Continuing Subsidiary. The delivery of the certificates to RBI provided in Section 1.09 of this Agreement and the payment to the Company's shareholders provided in Section
1.13 of this Agreement will result in RBI's immediate acquisition of record and sole beneficial ownership of all the shares of Company Stock, free and clear of all Encumbrances.

         4.06 Authorization and Binding Obligation. Subject to the consent of the Company's common and preferred shareholders, Carpenter and the Company have the power and authority, and have taken all necessary and proper action to enter into and perform this Agreement and to consummate the actions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Carpenter and the Company.

         4.07 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article II with respect to governmental consents and for the consent of the Company's common and preferred shareholders and consents required in connection with the assignment of certain material Contracts as set forth in
Schedule 4.13, the execution, delivery and performance of this Agreement by Carpenter and the Company: (a) do not require the consent of any third party (including, without limitation, the consent of any governmental, regulatory, administrative or similar authority); (b) will not conflict with, result in a breach of, or constitute a violation of or default under, the provisions of the Company's articles of incorporation or bylaws (or other charter or organizational documents), or any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Company or Carpenter is a party or by which the Company or Carpenter is bound;
(c) will not either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract, agreement, instrument, license or permit to which the Company is now subject; and (d) will not result in the creation of any lien, charge or encumbrance on any of the Company Stock or Stations Assets.

         4.08 Government Authorizations.

                  (a) Schedule 4.08 hereto contains a true and complete list of the Station Licenses and other licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Stations in the manner and to the full extent they are presently conducted (including, without limitation, auxiliary licenses associated with the Stations). The Company has delivered to RBI true and complete copies of the Station Licenses and the other licenses, permits and authorizations listed in Schedule 4.08, including any and all amendments and other modifications thereto.

                  (b) As specified in Schedule 4.08, the Continuing Subsidiaries are the authorized legal holders of the Station Licenses and other licenses, permits and authorizations listed in Schedule 4.08. None of the Station Licenses and other licenses, permits and authorizations listed in Schedule 4.08 is subject to any restrictions or conditions which would materially limit the full operation of the Stations as now operated.

                  (c) Except for matters affecting the radio broadcast industry generally, there are no complaints, petitions to deny, informal objections, or adjudication proceedings pending or, to the best of the Company's knowledge, threatened as of the date hereof before the FCC or any other governmental or regulatory authority relating to the business or operations of the Stations. The Station Licenses and the other licenses, permits and authorizations listed in
Schedule 4.08 are in good standing, are in full force and effect and are unimpaired by any act or omission of the Company or either Continuing Subsidiary, or any of their respective shareholders, officers, directors or employees. The operations of the Stations are in accordance with the Station Licenses and the underlying construction permits and the other licenses, permits and authorizations listed in Schedule 4.08. No proceedings are pending or, to the best of the Company's knowledge, threatened, and there has not been any act or omission of the Company or either Continuing Subsidiary, or any of their respective officers, directors, shareholders or employees, which reasonably may result in the revocation, modification, non-renewal or suspension of any of the Station Licenses or the other licenses, permits and authorizations listed in
Schedule 4.08, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative sanctions by the FCC or any other governmental or regulatory authority with respect to the Station Licenses or the other licenses, permits and authorizations listed in Schedule
4.08 or which may affect RBI's or any of its Affiliates' ability to continue to operate the Stations as they are currently operated.

                  (d) The Stations are operating with the maximum facilities specified in their Station License.

                  (e) To the best of the Company's knowledge: (i) the Stations are not causing objectionable interference to the transmissions of any other broadcast stations or communications facility nor have the stations received any complaints with respect thereto; and (ii) no other broadcast stations or communications facility is causing objectionable interference to respective transmissions of the Stations or the public's reception of such transmissions.

                  (f) The Company has no reason to believe that the Station Licenses and the other licenses, permits, or authorizations listed in Schedule
4.08 will not be renewed in their ordinary course.

                  (g) All reports, forms, and statements required to be filed by the Company or any Continuing Subsidiary with the FCC with respect to the Stations since the grant of the last renewal of the Station Licenses have been filed and are substantially complete and accurate.

                  (h) The operation of the Stations and all of the Station Assets is in compliance in all respects with ANSI Radiation Standards C95.1 - 1992.

         4.09 Compliance with FCC Regulations. The operation of the Stations and all of the Station Assets is in compliance in all respects with: (a) all applicable engineering standards required to be met under applicable FCC rules; and (b) all other applicable federal, state and local rules, regulations, requirements and policies, including, but not limited to, equal employment opportunity policies of the FCC, and all applicable painting and lighting requirements of the FCC and the Federal Aviation Administration to the extent required to be met under applicable FCC rules and regulations, and to the best of the Company's knowledge, there are no filed claims to the contrary.

         4.10 Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law to be filed by them. The Company has delivered to RBI true and complete copies of all federal, state and local tax returns of the Company and each of its Subsidiaries as filed for the years ended December 31, 1996, 1997, and 1998, and promptly upon filing will deliver to RBI true and complete copies of all federal, state and local tax returns of the Company and each of its Subsidiaries as filed for the year ended December 31, 1999. The Company has duly paid or accrued all taxes required to be paid by it and each of its Subsidiaries in respect of the periods covered by all such returns, whether or not shown on such returns, and all interest and penalties thereon, whether disputed or not, and the Company has no liability for taxes in excess of the amounts so paid. All of the tax liabilities of the Company and each of its Subsidiaries for the current year to date and all prior years, whether or not they have become due and payable, have been paid in full or adequately reserved for, and to the extent tax liabilities have accrued but not become payable, they are reflected on the books of the Company or in the Financial Statements. The Company and each of its Subsidiaries have not requested any extension of time except with respect to 1999 within which to file any tax returns which have not since been filed, and no deficiencies for any tax, assessment or governmental charge have been claimed, proposed or assessed by any taxing authority and there is no basis for any such deficiency or claim. The federal income tax returns of the Company and each of its Subsidiaries have been examined by the federal tax authorities or closed by applicable statute and satisfied for all periods to and including fiscal year 1993; all deficiencies asserted as a result of such examinations have been paid or finally settled; and no state of facts exists or has existed which might constitute grounds for the assessment of any further tax liability with respect to the periods which have been audited by the federal, state, local or foreign taxing authorities. There are no present disputes as to taxes of any nature payable by the Company or any of its Subsidiaries which in any event could adversely affect any of the Station Assets or the operation of the Stations. Except as set forth on Schedule 4.10, the Company has not been advised that any of its tax returns, federal, state, local or foreign, or any of its Subsidiaries have been or are being audited. Neither the Company nor any of its Subsidiaries has as of the date hereof any liability, fixed or contingent, for any unpaid federal, state or local taxes or other governmental or regulatory charges whatsoever (including without limitation withholding and payroll taxes). As used herein, the term "tax" includes, without limitation, all federal, state, local and foreign income, profits, sales, use, occupancy, excise, added value, employees' income withholding, social security, franchise, property, and all other governmental taxes, license fees and other changes of every kind and description and related governmental charges imposed by the laws and regulations of any governmental jurisdiction, whether such taxes are due or claimed to be due from them by federal, state, local or foreign taxing authorities.

         4.11 Personal Property. With the exception of any Excluded Assets,
Schedule 4.11 hereto contains a list of all material items of tangible personal property owned by the Company or any of its Continuing Subsidiaries and used in the conduct of the business and operations of the

Stations. Schedule 4.11 also separately lists any material tangible personal property leased by the Company or any of its Continuing Subsidiaries pursuant to leases included within the Contracts. The Company or the Continuing Subsidiaries have good and marketable title to all of the items of tangible personal property which are included in the Station Assets (other than those subject to lease) and none of such Station Assets is, or at the Closing will be, subject to any security interest, mortgage, pledge, lease, license, lien, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable, and liens or encumbrances described in Schedule 4.11. The properties listed in
Schedule 4.11, along with those properties subject to leases which are included among the Contracts, constitute all tangible personal property necessary to operate the Stations as the same are now being operated. Except as set forth in
Schedule 4.11, all items of tangible personal property included in the Station Assets are in good and technically sound operating condition and repair (ordinary wear and tear excepted), are free from all material defect and damage, are suitable for the purposes for which they are now being used, and have been maintained in a manner consistent with generally accepted standards of good engineering practice.

         4.12 Real Property.

                  (a) Schedule 4.12 hereto contains a complete and accurate list and description of all real property (including without limitation, real property relating to the towers, transmitters, studio sites and offices of the Stations) used by the Company or any of its Continuing Subsidiaries in connection with the operations of the Stations (the "Real Estate") and includes the name of the record title holder(s) thereof and a list of all indebtedness secured by a lien, mortgage or deed of trust thereon. The Company or the Continuing Subsidiaries have good and marketable title in fee simple to all the Real Estate specified as owned by them in Schedule 4.12, free and clear of all liens, charges, security interests, physical and financial encumbrances, leases, covenants, restrictions, rights of way, easements, encroachments, other matters affecting title, and adverse claims of any kind, direct or indirect, whether accrued, absolute, contingent or otherwise, except for those set forth in
Schedule 4.11 or 4.12. With respect to each of the buildings, structures and appurtenances situated on the Real Estate, the Company and the Continuing Subsidiaries have adequate rights of ingress and egress for operation of the business of the Company and the Continuing Subsidiaries in the ordinary course. None of the buildings, structures, improvements, or fixtures constructed on the Real Estate, including without limitation towers, guy wires and guy anchors, and ground radials, nor the operation or maintenance thereto, violates any restrictive covenant or any provision of any federal, state or local law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceeding is pending or threatened which would preclude or impair the continued use of any such property by the Company for the purposes for which it is currently used.

                  (b) Except as described in Schedule 4.12, all buildings, structures, towers, antennae, improvements and fixtures situated on the Real Estate are in good and technically sound operating condition, ordinary wear and tear excepted, have no latent structural, mechanical or other defects of material significance, are reasonably suitable for the purposes for which they are being used, and each has adequate rights of ingress and egress, telephone and electric for the conduct of the business and operations of the Stations as presently conducted.

                  (c) The Company has completed those tower improvements described in Schedule 4.12 according to generally-accepted standards of good engineering practice.

         4.13 Contracts. Schedule 4.13 lists all material Contracts to which the Company is a party, or which are binding on the Company or any Continuing Subsidiary, as of the date of this Agreement, including a listing of all required consents for the transfer thereof. All of such barter and trade agreements are preemptible for cash sales and none is subject to fixed positions (except for those contracts which provide for the delivery of programming to the Stations in return for barter advertising). The Company has delivered to RBI true and complete copies of all written material Contracts and true and complete memoranda of all oral material Contracts, including any and all amendments and other modifications thereto. All of the material Contracts are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. The Company and each Continuing Subsidiary have complied in all respects with all material Contracts and are not in default beyond any applicable grace periods, and, to the best of the Company's knowledge, no other contracting party is in default under any of the terms thereof. For purposes of this Agreement, a Contract shall be deemed material if its remaining term is more than one year in length, it involves cash expenditures in excess of $10,000.00, if it is a capitalized lease, or if its non-existence would adversely affect rights of occupancy or access to leased or owned real estate or building space. Except as designated by the reference to particular Contracts listed on Schedule 4.13 by a letter in parenthesis which corresponds to the applicable subpart below, neither the Company nor any Continuing Subsidiary is a party (in its own name or as successor in interest) to any written or oral:

                  (a) contracts or commitments involving employment, profit sharing, pension, bonus, percentage compensation, incentive compensation, deferred compensation, employee benefits, stock options or warrants or employee stock purchase;

                  (b) leases or licenses with respect to any property, real or personal, as lessor, lessee, licensor, or licensee, except leases of personal property with the Company or a Continuing Subsidiary as lessee having a value of less than $5,000.00 per annum in the aggregate;

                  (c) agreement, contract or commitment for any capital expenditures;

                  (d) agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock;

                  (e) agreement, contract or commitment limiting the freedom of the Company or a Continuing Subsidiary to engage in any line of business or to compete with any other person or entity;

                  (f) contract or option for the purchase of any real or personal property other than in the ordinary course of business;

                  (g) letter of credit or guarantee agreement in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business);

                  (h) contract or commitment to acquire investment securities or to extend credit;

                  (i) agreement, contract or commitment which might reasonably be expected to have a potential adverse impact on the business or operations of the Stations, the Company or a Continuing Subsidiary; or

                  (j) any other contract for borrowed money either as borrower or lender.

         4.14 Environmental. The Company and each Continuing Subsidiary have complied in all material respects with all federal, state and local environmental laws, rules and regulations as in effect on the date hereof applicable to the Stations and their operations, including but not limited to the FCC's guidelines regarding RF radiation. No hazardous or toxic waste, substance, material or pollutant (as those or similar terms are defined under the Comprehensive Environmental Response, Compensation and Liability, Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., Toxic Substances Control Act. 15 U.S.C. Sections 2601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq. or any other applicable federal, state and local environmental law, statute, ordinance, order, judgment rule or regulation relating to the environment or the protection of human health ("Environmental Laws"), including but not limited to, any asbestos or asbestos related products, oils or petroleum-derived compounds, CFCs, PCBs, or underground storage tanks, have been released, emitted or discharged (in violation of applicable laws or regulations), or are currently located (in violation of applicable laws and regulations) in, on, under, or about the real property on which the Station Assets are situated, including without limitation the transmitter sites, or contained in the tangible personal property included in the Station Assets. The Station Assets and the use thereof are not in violation in any material respect of any Environmental Laws or any occupational, safety and health or other applicable law now in effect.

         4.15 Intellectual Property. With the exception of any Excluded Assets,
Schedule 4.15 hereto is a true and complete list of all material Intellectual Property applied for, registered or issued to, and owned by the Company or any Continuing Subsidiary or under which the Company or any Continuing Subsidiary is a licensee and which is used in the conduct of the business and operations of the Company or the Stations. Except as set forth on Schedule 4.15, to the best of the Company's knowledge: (a) the Company's and each Continuing Subsidiary's right, title and interest in the Intellectual Property as owner or licensee, as applicable, are free and clear of all liens, claims, encumbrances, rights, or equities whatsoever of any third party and, to the extent any of the Intellectual Property is licensed to the Company or a Continuing Subsidiary, such interest is valid and uncontested by the licensor thereof or any third party; (b) all computer software located at the Stations' facilities or used in the Stations' business or operations is properly licensed to either the Company or a Continuing Subsidiary, and all of the Company's and each Continuing Subsidiary's uses of such computer software are authorized under such licenses; and (c) there are no infringements or unlawful use of such Intellectual Property by the Company or any Continuing Subsidiary in connection with the Company's and each Continuing Subsidiary's business or operations.

         4.16 Financial Statements. The Company has delivered to RBI copies of the Company's and each Continuing Subsidiary's financial statements for the fiscal year ended December 31, 1999

(the "Financial Statement Date"), and for the fiscal years ended on December 31 of each of the years 1997 and 1998, and notes thereto, as well as cash statements of operations (with general and administrative detail and with barter transactions excluded) for the Stations for the months of January, February and March of 1999 and 2000 (the "Financial Statements"), all of which are true, complete and correct, have been prepared from the books and records of the Company and the Continuing Subsidiaries in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated, and which present fairly the financial position and results of operations of the Company, the Continuing Subsidiaries and the Stations as of the dates thereof and for the periods covered thereby. The Financial Statements include:

                  (a) the balance sheets of the Company and each Continuing Subsidiary as of the Financial Statement Date; and

                  (b) the related statements of earnings, source and application of funds, shareholders' equity and changes in financial position or cash flows (as the case may be) for the periods ended as indicated on each of the Financial Statements.

         In such Financial Statements, the statements of earnings do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for such fair presentation. There are no facts known to the Company which would alter the information contained in the Financial Statements in any way whatever.

         4.17 Absence of Certain Payments. Neither the Company, nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any Continuing Subsidiary, has, directly or indirectly, within the past five years, used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds, or made or received any payment, whether direct or indirect, to or from any supplier or customer of the Company or any Continuing Subsidiary, for purposes other than the satisfaction of lawful obligations, or established or maintained any unlawful or unrecorded funds, where any of the foregoing would have a material adverse affect on the financial condition, results of operations, business or prospects of the Company and Continuing Subsidiary or the Stations.

         4.18 Transactions with Certain Persons. Except as set forth on Schedule
4.18 (all of which to be paid in full and/or released at or prior to the Closing), the Company does not owe any amount to, or have any contract with or commitment to any of the Company's shareholders, directors, officers, employees or consultants, and none of such persons owes any amount to the Company.

         4.19 Liabilities. Except to the extent claimed by preferred shareholders, or reflected, reserved against, or noted on the Financial Statements or set forth on Schedule 4.19, the Company and the Continuing Subsidiaries have, no debts, liabilities or obligations of any nature whatsoever, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, for any period or arising out of any transaction entered into or any set of facts existing prior thereto, whether or not then known due or payable. All liabilities of the Company shall be paid, settled, released and discharged prior to the Closing or out of the proceeds from this transaction in accordance with the use of proceeds set forth in Section 1.10. There exists no basis for the assertion against the Company or either Continuing Subsidiary of any material liability of any nature or in any amount not fully reflected, reserved against, or noted in the Financial Statements as of the Financial Statement Date. All deposits, accounts and notes payable, and other liabilities of the Company are current and not in default.

         4.20 Labor Matters. Neither the Company nor either Continuing Subsidiary is a party to any contract or agreement with any labor organization, nor has the Company or either Continuing Subsidiary agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any employees of the Company or either Continuing Subsidiary at the Stations. Neither the Company nor either Continuing Subsidiary has knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees at the Stations. Neither the Company nor either Continuing Subsidiary has consented to any final decree involving any claim of unfair labor practice or has been held in any final judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Company or either Continuing Subsidiary and any of its employees or any labor union or collective bargaining agent representing or purporting to represent employees of the Company or either Continuing Subsidiary. Since December 31, 1998, there has been no unusual increase in compensation payable by the Company or either Continuing Subsidiary to any of its officers, employees or agents or any bonus payment or similar arrangements made to or with them. The Company and the Continuing Subsidiaries have complied in all material respects with all federal and state laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, discrimination in employment practices or benefits, family and medical leave, employment of handicapped or disabled individuals, sexual harassment, equal employment opportunity, employment of protected minorities (including women and persons over 40 years of age), and payment and withholding of taxes.

         4.21 Litigation. Neither the Company nor either Continuing Subsidiary is subject to any judgment, award, order, writ, injunction, arbitration decision or decree relating to the conduct of the business or the operation of the Stations or any of the Station Assets, and there is no litigation, administrative action, arbitration, proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company or either Continuing Subsidiary in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Station Licenses), or before any other tribunal duly authorized to resolve disputes. In particular, but without limiting the generality of the foregoing, there are no complaints, petitions to deny, informal objections, or adjudication proceedings pending or, to the best knowledge of the Company, threatened before the FCC or any other governmental organization with respect to the business or operations of the Stations.

         4.22 Compliance With Laws. Except as set forth in Schedule 4.22, the Company and the Continuing Subsidiaries are not in material violation of, nor has the Company or either Continuing Subsidiary received any notice asserting any non-compliance by the Company or either Continuing Subsidiary with, any statute, rule or regulation, whether federal, state or local. The Company and the Continuing Subsidiaries are not in default with respect to any judgment, order, injunction or decree of any court administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes which relates to the transactions contemplated hereby. The Company and the Continuing Subsidiaries are in compliance in all material respects with all laws, regulations and governmental orders applicable to the conduct of the business and operations of the Stations, and their present use of the Station Assets does not violate any of such laws, regulations or orders.

         4.23 Personnel; Employee Benefit Plans.

                  (a) Schedule 4.04 contains a true and complete list of all persons employed at the Stations, including date of hire, a description of material compensation arrangements and a list of other material terms of any and all agreements affecting such persons and their employment by the Company or either Continuing Subsidiary.

                  (b) Schedule 4.23 contains a true and complete list as of the date of this Agreement of all employee benefit plans applicable to the employees of the Company or either Continuing Subsidiary, and a brief description thereof. Except as set forth on Schedule 4.23, neither the Company nor either Continuing Subsidiary maintains or has any present or future obligation or liability with respect to, any bonus, deferred compensation, pension, profit-sharing, retirement, severance pay, insurance, stock purchase, stock option, welfare benefit, or other fringe benefit plan, arrangement or practice, or any other employee benefit plan, as defined in Section 3 of the ERISA, whether qualified or unqualified, formal or informal (collectively, the "Plans"). The Company has delivered to RBI true and complete copies of: (i) all documents which comprise each of the Plans, including any related trust agreements or insurance contracts (or any other funding instruments), (ii) the most current summary plan description (and any summary of material modifications) for each Plan for which one is required, (iii) the most recent Internal Revenue Service ("IRS") determination letter relating to each Plan intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986 (the "Code) (and none of such Plans has been amended or modified since the date of the latest determination letter relating thereto), (iv) the most recent annual reports (Form 5500 Series) and accompanying schedules filed for each of the Plans for which one is required, and (v) the most recent actuarial report for each of the Plans for which required (which report fairly presents the assets and liabilities of the Plans as of the date thereof). Except as set forth in
Schedule 4.23, there have been no material changes in the terms of the Plans, or in the assets or liabilities associated with such Plans, as reflected in the foregoing documents. Each of the Plans has been administered in accordance with its terms, and to the extent applicable, complies with and has been administered in accordance with ERISA and the Code.

                  (c) The Company and the Continuing Subsidiaries have not engaged in, and the Company does not have knowledge of any person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA for which no exemption exists under Section 408 of ERISA, or any "prohibited transaction" as defined in Section 4975(c)(1) of the Code for which no exemption exists under Section 4975(c)(2) or (d) of the Code, with respect to any Plan.

                  (d) Neither the Company nor any corporation or other trade or business under common control with the Company (as determined under Section 414(b), (c), or (m) of the Code) has taken any action, and the Company does not have any knowledge of any action or event, that could cause the Company to incur liability under Title IV of ERISA.

                  (e) The Company has never been and is not now a party to, nor is Company bound by and required to contribute to, a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

                  (f) The Company and the Continuing Subsidiaries have no obligation to provide health benefits to former employees of the Company or either Continuing Subsidiary, except as specifically required by law.

                  (g) The Company has complied with all requirements of Part 6 of Title I, Subtitle B of ERISA regarding continuation coverage for group health plans.

                  (h) To the Company's knowledge, there is no pending or threatened claim which alleges any violations of ERISA or any other law, nor any basis for such a claim by any person, against the Company arising out of Company's maintenance of any Plan.

         4.24 Conduct of Business in Ordinary Course; Adverse Change. Since February 29, 2000, except for matters caused by the Time Brokerage Agreement:
(a) the Company and the Continuing Subsidiaries have conducted the business of the Stations only in the ordinary course consistent with past practices; (b) there has not been any material adverse change in the business, assets, properties, prospects or condition (financial or otherwise) of the Company, either Continuing Subsidiary, or the Stations, or any damage, destruction, or loss affecting any of the Station Assets; (c) the Company and the Continuing Subsidiaries have not created, assumed, or suffered any mortgage, pledge, lien or encumbrance on any of the Station Assets, and (d) the Company and the Continuing Subsidiaries have not sold, leased, or disposed or agreed to sell, lease, or dispose of any of their assets or properties (other than Excluded Assets) other than in the ordinary course of business, and (e) the Company has not issued any bonds, notes or other securities or declared any dividends or made any distribution to its shareholders with respect to the Company Stock.

         4.25 Instruments of Conveyance; Good Title. The instruments to be executed and delivered to RBI at the Closing, surrendering the Company Stock to RBI for cancellation, will transfer good and marketable title to the Company Stock free and clear of all liabilities (absolute or contingent), security interests, mortgages, pledges, liens, obligations and encumbrances of any nature.

         4.26 Insurance. All of the real and tangible personal property and other assets of the Company and the Continuing Subsidiaries which are of an insurable character are insured by financially sound and responsible insurance companies against fire and other risks usually insured against by persons operating similar businesses. A true and complete list showing all policies of insurance maintained by the Company and the Continuing Subsidiaries, including types of coverage, policy expiration dates, and policy limits, is set forth in Schedule 4.26 hereto. There has been no change in the information set forth in such Schedule since the delivery thereof to RBI. If any of the Company's or any Continuing Subsidiary's property is damaged or destroyed prior to Closing, the proceeds of the insurance therefor will be sufficient to replace, restore or repair the same to its former condition and utility, except for applicable deductible amounts. The Company and the Continuing Subsidiaries will maintain the insurance set forth in Schedule 4.26 in full force and effect until Closing.

         4.27 Full Disclosure. No representation or warranty made by Carpenter and the Company contained in this Agreement nor any certificate, document or other instrument furnished or to be furnished by Carpenter or the Company pursuant hereto contains or will contain any untrue statement of a material fact, or omits or shall omit to state any material fact required to make any statement contained herein or therein not misleading. Carpenter and the Company are not aware of any impending or contemplated event or occurrence that would cause any of the foregoing representations not to be true and complete on the date of such event or occurrence as if made on that date.

         Whenever in this Article IV a warranty or representation is qualified by a word or phrase referring to the Company's knowledge or awareness, it shall mean to the actual knowledge of the President and chief financial officer of the Company, the Stations' engineer, and each Station's general manager, after he has made reasonable investigation into the matter.


                                    ARTICLE V

                                Covenants of RBI

         5.01 Notification. RBI will provide the Company with prompt written notice of any change in any of the information contained in the representations and warranties made in Article III. RBI shall also notify the Company of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against RBI which challenges the transactions contemplated hereby.

         5.02 No Inconsistent Action. RBI shall not take any action which is materially inconsistent with its obligations under this Agreement or take any action which would cause any representation or warranty of RBI contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

         5.03 Consents. RBI shall promptly initiate steps and diligently take all reasonable actions to obtain all necessary approval of this transaction by Regent Communications, Inc. and those parties listed on Schedule 3.04. RBI shall give all consents and take all other actions, and RBI shall use its reasonable efforts to obtain any other third party consents necessary for the merger.

                                   ARTICLE VI

                            Covenants of the Company

         The Company covenants and agrees with respect to the Company, the Continuing Subsidiaries, and the Stations that, between the date hereof and the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as expressly permitted by this Agreement or with the prior written consent of RBI, the Company shall act, and shall cause the Continuing Subsidiaries to act, in accordance with the following:

         6.01 Conduct of Business. Subject to time brokering of the Stations pursuant to the Time Brokerage Agreement, the Company and the Continuing Subsidiaries shall conduct the business and operations of the Stations only in the ordinary and prudent course of business consistent with past practice and with the intent of maintaining the condition of the Station Assets and preserving the ongoing operations and assets of the Stations, including using their reasonable best efforts to retain at the Stations the services of the key employees, consultants and agents of the Stations.

         6.02 Compliance with Laws. The Company and the Continuing Subsidiaries shall operate the Stations in all respects in accordance with FCC rules and regulations and the Station Licenses and with all other laws, regulations, rules and orders, and shall not cause or permit by any act, or failure to act, any of the Station Licenses or other licenses, permits or authorizations listed in
Schedule 4.08 to expire, be surrendered, adversely modified, or otherwise terminated, or cause the FCC to institute any proceedings for the suspension, revocation or adverse modification of any of the Station Licenses, or fail to prosecute with due diligence any pending applications to the FCC. Should any fact relating to the Company or any Continuing Subsidiary which would cause the FCC to deny its consent to the transactions contemplated by this Agreement come to the Company's attention, the Company will promptly notify RBI thereof and will use its reasonable best efforts to take such steps as may be necessary to remove any such impediment to the FCC's consent to the transactions contemplated by this Agreement.

         6.03 Stations Operations. Subject to time brokering of the Stations pursuant to the Time Brokerage Agreement (which provisions shall control over any inconsistent provision in this Section 6.03) and except for changes or actions in the ordinary course of business consistent with past practices, the Company and the Continuing Subsidiaries shall not: (a) sell broadcast time on a prepaid basis (other than in the course of existing credit practices); (b) except as required by the applicable law or written agreements currently in effect, grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Company or any Continuing Subsidiary (provided that no such increases to any employee shall in the aggregate exceed 6% of such employee's compensation as set forth on Schedule 4.04 hereto); (c) provide for any new pension, retirement or other employment benefits for employees of the Company or any Continuing Subsidiary or any increases in any existing benefits; (d) modify, change or terminate any Contract; or (e) change the advertising rates in effect as of the date hereof.

         6.04 Access. The Company shall give or cause the Stations to give RBI and RBI's counsel, accountants, engineers and other representatives, at RBI's reasonable request and upon reasonable notice, full and reasonable access during normal business hours to all of the Company's and its Continuing Subsidiary's personnel, properties, books, Contracts, reports and records (including, without limitation, financial information and environmental audits in existence with respect to the Stations Assets), Real Estate, and buildings and equipment, and to furnish RBI with information and copies of all documents and agreements relating to the Stations and the operation thereof (including but not limited to financial and operating data and other information concerning the financial condition, results of operations and business of the Company, either of the Continuing Subsidiaries, or the Stations) that RBI may reasonably request. The rights of RBI under this
Section 6.04 shall not be exercised in such a manner as to interfere unreasonably with the business of the Stations.

         6.05 Consents. The Company shall promptly initiate steps and diligently take all reasonable actions to obtain all necessary approval of this transaction by the Company's common and preferred shareholders and those parties listed on
Schedule 4.13. The Company shall give all consents and take all other actions, and the Company shall use its reasonable best efforts to obtain any other third party consents, necessary for the merger or the assignment of any Contract.

         6.06 Notification. The Company will provide RBI prompt written notice of any change in any of the information contained in the representations and warranties made in Article IV or any Schedule. The Company agrees to notify RBI of any litigation, arbitration or administrative proceeding pending or, to the best of the Company's knowledge, threatened, which challenges the transactions contemplated hereby. The Company shall promptly notify RBI if any of the normal broadcast transmissions of any of the Stations are interrupted, interfered with or in any way impaired, and shall provide RBI with prompt written notice of the problem and the measures being taken to correct such problem. If the Stations are not restored so that operation is resumed to full licensed power and antenna height within five (5) days of such event, or if more than five (5) such events occur within any thirty (30) day period, or if any of the Stations shall be off the air for more than ninety-six (96) consecutive hours, then RBI shall have the right to terminate this Agreement.

         6.07 No Inconsistent Action. Carpenter and the Company shall not take any action which is materially inconsistent with their obligations under this Agreement nor take any action which would cause any representation or warranty of Carpenter and the Company contained herein to be or become false or invalid or which could hinder or delay the consummation of the transactions contemplated by this Agreement.

         6.08 Closing. Subject to Article IX hereof, on the Closing Date, there shall be transferred, conveyed, assigned and delivered to RBI the Company Stock as provided in Article I of this Agreement.

         6.09 Negative Covenants. Except as otherwise specifically contemplated by this Agreement and subject to time brokering of the Stations pursuant to the Time Brokerage Agreement, until the Closing Date or the earlier termination of this Agreement in accordance with the terms hereof, neither the Company nor either of the Continuing Subsidiaries shall: (a) waive or release any right relating to the business or operations of the Stations, except for adjustments or settlements made in the ordinary course of business consistent with past practices; (b) transfer or grant any rights under any of the Station Licenses;
(c) enter into any commitment for capital expenditures; (d) introduce any material changes in the broadcast hours or in the format of the Stations or any other material change in the Stations' programming policies; (e) change the call letters of the Stations; (f) dispose of, lease, sell or encumber, or agree to dispose of, lease, sell or encumber, any of the Station Assets, except in the ordinary course of business, or any shares of Company Stock except as contemplated hereby; (g) suffer or permit the creation of any lien, mortgage, pledge, encumbrance or charge of any kind on the Company Stock, the stock of the Continuing Subsidiaries or Station Assets, except liens on the Station Assets for taxes not yet due and payable; (h) fail to repair, maintain or replace the Company's or the Continuing Subsidiaries' transmitting, studio and other technical equipment or fail to maintain reasonable and customary inventory of equipment, supplies and other tangible personal property used or useful in the operation of the Stations; (i) enter into, extend or renew any trade deals or sales of broadcast time on the Stations except as same are approved by RBI and except for time sales for cash at the Stations' prevailing rates; (j) assume, guarantee, endorse or otherwise become responsible for the indebtedness of any other person, firm or corporation except endorsement of negotiable instruments in the ordinary course of collection; (k) incur any indebtedness for borrowed money, or make any loans except in the ordinary course of business, or make any advances; (l) issue, sell, or contract to sell any of its securities or sell, contract to sell or grant any right or option to purchase or otherwise acquire, directly or indirectly, any securities, or redeem, purchase or otherwise acquire any outstanding shares of capital stock; (m) change, amend or modify the Articles of Incorporation or By-Laws of the Company or the Continuing Subsidiaries; (n) allow to occur or exist any event of default by the Company or any Subsidiary or Affiliate of the Company under any contract, agreement, arrangement, license, permit, commitment or understanding, which event of default would have a material adverse affect upon the business, operations or financial position of the Company, any Continuing Subsidiary or the Stations; (o) enter into any transaction or make or enter into any contract or commitment with respect to the Stations or the Station Assets which involves an expenditure after the Closing Date of in excess of $10,000.00 or otherwise by reason of its size or otherwise is not in the ordinary course of business consistent with past practices; (p) cancel, modify, amend or in any manner impair any of the material Contracts; (q) consolidate with or merge into any other person or entity or permit any person or entity to merge or consolidate with it; or (r) declare, make or incur any liability to make any dividends or other distributions on the Company Stock.

         6.10 Exclusivity. Carpenter and the Company agree that, commencing on the date hereof through the Closing or earlier termination of this Agreement, RBI shall have the exclusive right to consummate the merger contemplated herein, and during such exclusive period, Carpenter and the Company agree that neither the Company, the Continuing Subsidiaries, nor any director, officer, employee or other representative of the Company or any Continuing Subsidiary: (a) will initiate, solicit or encourage, directly or indirectly, any inquiries, or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of, all or any portion of the Company Stock, the stock of either Continuing Subsidiary, or Station Assets (any such inquiry, proposal or offer being hereinafter referred to as an "Acquisition Proposal" and any such transaction being hereinafter referred to as an "Acquisition"); (b) will engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; or (c) will continue any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or Acquisition and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken by them in this Section 6.10. Notwithstanding the foregoing, in the event that RBI defaults in any material respect in the observance or in the due and timely performance of any of its covenant or agreements herein contained and such default shall not be cured within thirty (30) days of notice of default served by the Company, Carpenter's and the Company's obligations under this Section 6.10 shall be null and void.


                                   ARTICLE VII

                                 Joint Covenants

         The parties hereto covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         7.01 Confidentiality. Subject to the requirements of applicable law, RBI, Carpenter, and the Company shall each keep confidential all information obtained by them in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other party hereto, without retaining a copy thereof, any schedules, documents or other written information obtained from such other party in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which: (a) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party; (b) is or becomes publicly known through no fault of the receiving party or its agents;
(c) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice of the order or request and the purpose of the disclosure); or (d) is developed by the receiving party independently of the disclosure by the disclosing party. Notwithstanding anything to the contrary herein, any party may in accordance with its legal obligations, including but not limited to filings permitted or required by the Securities Act of 1933 and the Securities and Exchange Act of 1934, the NASDAQ National Market and other similar regulatory bodies, make such press releases and other public statements and announcements as it deems necessary and appropriate in connection with this Agreement and the transactions contemplated hereby; provided, however, that prior to making any such unilateral press release or announcement, such party shall first communicate the same in writing to the other.

         7.02 Cooperation. Subject to express limitations contained elsewhere herein, RBI and the Company agree to cooperate fully in taking any reasonable actions (including without limitation, reasonable actions to obtain the required consent of any governmental instrumentality or any third party) necessary or helpful to accomplish the transactions contemplated by this Agreement, including but not limited to the satisfaction of any condition to closing set forth herein.

         7.3 Control of Stations. Subject to time brokering of the Stations pursuant to the Time Brokerage Agreement, RBI and the Continuing Subsidiaries shall not, directly or indirectly, control, supervise or direct the operations of the Stations prior to the Closing. Such operations, including complete control and supervision of all Station programs, employees and policies, shall be the sole responsibility of the Company and the Continuing Subsidiaries.


                                  ARTICLE VIII

                          Conditions of Closing by RBI

         The obligations of RBI hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         8.01 Representations, Warranties and Covenants.

                  (a) All representations and warranties of Carpenter and the Company made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all respects as of the date hereof and on and as of the Closing Date as if made on and as of that date, except for changes (a) caused by the acts of Regent Broadcasting of St. Cloud, Inc. during the term of the Time Brokerage Agreement, or (b) in the ordinary course of business which are not, either in individually or in the aggregate, material and adverse.

                  (b) All of the terms, covenants, agreements, and conditions to be complied with and performed by Carpenter or the Company on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) RBI shall have received a certificate, dated as of the Closing Date, from Carpenter and the Company, executed by the President of the Company to the effect that: (a) except for changes occurring as a result of actions by Regent Broadcasting of St. Cloud, Inc. under the Time Brokerage Agreement, the representations and warranties of Carpenter and the Company contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (b) Carpenter and the Company have complied with or performed in all material respects all terms, covenants, agreements, and conditions to be complied with or performed by them on or prior to the Closing Date.

         8.02 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section 1.15 hereof, shall have become a Final Order.

         8.03 Governmental Authorizations. The Continuing Subsidiaries shall be the holders of the Station Licenses and all other licenses, permits and other authorizations listed in Schedule 4.08, and there shall not have been any modification of any of such licenses, permits and other authorizations which has a material adverse effect on the Stations or the operations thereof. No proceeding shall be pending which seeks, or the effect of which reasonably could be, to revoke, cancel, fail to renew, suspend or adversely modify any of the Station Licenses or any other licenses, permits or other authorizations listed in Schedule 4.08. The Stations shall not be operating under any special temporary authority from the FCC.

         8.04 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; (d) seeks material damages on account of the consummation of any transaction contemplated hereby; or (e) is a petition of bankruptcy by or against the Company or any Continuing Subsidiary, an assignment by the Company or any Continuing Subsidiary for the benefit of its creditors, or other similar proceeding.

         8.05 Consents. The Company's shareholders shall have approved this transaction in accordance with applicable law and the Company's Articles of Incorporation and By-Laws. All material Contracts shall be in full force and effect on the Closing Date and the Company shall have obtained and shall have delivered to RBI all appropriate third-party consents in form and substance acceptable to RBI (including estoppel certificates reasonably requested by RBI) from those parties listed on Schedule 4.13 or in connection with any material Contracts, compliance with requirements of RBI's senior lender, or the surrender of the Company Stock to RBI.

         8.06 Closing Documents. The Company shall have delivered or caused to be delivered to RBI, on the Closing Date, all stock powers, endorsements, assignments and other instruments of conveyance reasonably satisfactory in form and substance to RBI, effecting the sale, transfer, assignment and conveyance of, and release of all claims to dividends or other distributions, whether declared or undeclared, on the Company Stock to RBI, including, without limitation, each of the documents required to be delivered by it pursuant to
Article XI.

         8.07 Time Brokerage Agreement Compliance. The Time Brokerage Agreement shall not have been terminated by Regent Broadcasting of St. Cloud, Inc. as permitted by the Time Brokerage Agreement as a result of the Continuing Subsidiaries' material noncompliance with its obligations under the Time Brokerage Agreement.

         8.08 No Adverse Change. No material adverse change in the business, assets, properties, operations, prospects, or condition (financial or otherwise) of the Company, the Continuing Subsidiaries, the Stations, or the Stations Assets, which change is not caused by or does not arise out of, any breach by RBI of any of its representations, warranties, covenants or agreements hereunder or by Regent Broadcasting of St. Cloud, Inc. under the Time Brokerage Agreement, shall have occurred since February 29, 2000, be threatened or be reasonably likely to occur.

         8.09 Satisfactory Investigation of Station Assets. RBI shall have conducted such examination and investigation of the Real Estate and title thereto, studios, transmitter facilities, and other Station Assets and personnel on matters covered by or generally within the scope of the Company's warranties and representations as RBI deems advisable or appropriate pursuant to Section
6.04 and shall have determined that the findings and results of such examination and investigation conform to FCC rules and regulations and to the Company's warranties and representations contained herein. If RBI does not advise the Company in writing within forty-five (45) days after the date of this Agreement of any unsatisfactory findings or results, this condition shall be deemed waived. If RBI does advise the Company of any findings or results which do not conform to FCC rules and regulations and to the Company's warranties and representations contained herein, and such are capable of being cured by the Company to RBI's reasonable satisfaction, the Company shall cause the same to be cured at the Company's sole cost and expense prior to Initial Approval; provided, however, RBI may not advise the Company of the need to cure any findings unless the costs to cure in the aggregate are reasonably expected to exceed $15,000.00, and the Company, instead of curing such findings, may terminate this Agreement if the costs to cure in the aggregate are reasonably expected to exceed $100,000.00.

         8.10 Environmental Studies. RBI shall have obtained within forty-five
(45) days following the date of this Agreement Phase I environmental assessment reports on the Real Estate confirming the representations and warranties of the Company on environmental matters; provided, however, if RBI elects not to obtain such environmental reports, RBI shall be deemed to have waived the condition of Closing contained in this Section 8.10.

         8.11 Dissenters' Rights. Holders of not more than fifteen percent (15%) of the outstanding shares of Company Stock (excluding those owned by Carpenter) shall have made written demand for payment of the fair value of their shares in accordance with Section 302A.471 of the Minnesota Statutes.


                                   ARTICLE IX

                      Conditions of Closing by the Company

         The obligations of the Company hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         9.01 Representations, Warranties and Covenants.

                  (a) All representations and warranties of RBI made in this Agreement or in any Exhibit, Schedule or document delivered pursuant hereto, shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

                  (b) All the terms, covenants, agreements, and conditions to be complied with and performed by RBI on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  (c) The Company shall have received a certificate, dated as of the Closing Date, executed by the President of RBI to the effect that: (i) the representations and warranties of RBI contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date; and (ii) RBI has complied with or performed in all material respects all terms, covenants, agreements and conditions to be complied with or performed by it on or prior to the Closing Date.

         9.02 Governmental Consents. The FCC Consent shall have been obtained and, subject to the provisions of Section 1.15 hereof, shall have become a Final Order.

         9.03 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending or threatened against, and no other decree or judgment of any court, agency or other governmental authority shall have been rendered (and remain in effect) against, any party hereto which: (a) would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms; (b) questions the validity or legality of any transaction contemplated hereby; (c) seeks to enjoin any transaction contemplated hereby; or (d) seeks material damages on account of the consummation of any transaction contemplated hereby.

         9.04 Closing Documents. RBI shall have delivered or caused to be delivered to the Company, on the Closing Date, the Closing Merger Consideration and each of the documents required to be delivered by it pursuant to Article XI.

         9.05 Consents. RBI shall have obtained and delivered to the Company all appropriate third party consents in form and substance acceptable to the Company from those parties listed on Schedule 3.04.


                                    ARTICLE X

                        Transfer Taxes: Fees and Expenses

         10.01 Expenses. Except as set forth in Section 10.02 hereof or otherwise expressly set forth in this Agreement, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement including, but not limited to, the costs and expenses incurred pursuant to Article II hereof and the fees and disbursements of counsel and other advisors.

         10.02 Specific Charges. All costs of transferring the Company Stock in accordance with this Agreement, including any income, transfer and documentary taxes and fees, shall be paid by the Company. Any filing or grant fees imposed by any governmental authority, the consent of which or the filing with which is required for the consummation of the transactions contemplated hereby, shall be paid in equal shares by RBI and the Company. The fees and disbursements of counsel to the Company in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby shall be paid by RBI up to and to the extent of $25,000.00.


                                   ARTICLE XI

                      Documents To Be Delivered At Closing

         11.01 Documents of the Company. At the Closing, the Company shall deliver or cause to be delivered to RBI the following:

                  (a) Resignation of all directors and officers of the Company and each Continuing Subsidiary effective on the Closing Date;

                  (b) A certificate of Carpenter and the Company, dated the Closing Date, in the form described in Section 8.01(c);

                  (c) Governmental certificates showing that the Company and each Continuing Subsidiary: (i) is duly incorporated and in good standing in the state of its incorporation; and (ii) has filed all returns, paid all taxes due thereon and is currently subject to no assessment and is in good standing as a foreign corporation in each state where such qualification is necessary, each certified as of a date not more than thirty (30) days before the Closing Date;

                  (d) Such certificates, stock powers (executed in blank with signatures guaranteed), assignments, documents of title and other instruments of conveyance, assignment and transfer (including without limitation any necessary consents to conveyance, assignment or transfer), and lien releases, if any, all in form satisfactory to RBI and RBI's counsel, as shall be effective to vest in RBI title in and to the Company Stock, free, clear and unencumbered in accordance with the terms of this Agreement.

                  (e) The Pledge Agreement executed by KYRS FM, Inc. substantially in the same form of Exhibit B and all assignments, guarantees, financing statements, and other documents to be supplied under the terms thereof;

                  (f) A written opinion of Leonard, Street & Deinard, counsel for the Company, on which RBI's lenders and Affiliates shall be entitled to rely, in the form of Exhibit C, dated as of the Closing Date;

                  (g) A written opinion of Wiley, Rein and Fielding, FCC counsel for the Company, on which RBI's lenders and Affiliates shall be entitled to rely, covering the matters set forth on Exhibit D;

                  (h) Updating title insurance endorsements on all title insurance policies on the Real Estate held by the Company in form and substance reasonably satisfactory to RBI; and

                  (i) The Consulting Agreement substantially in the same form of Exhibit E, executed by Carpenter;

                  (j) The Tower Site Lease Agreement substantially in the same form of Exhibit H, executed by the Lessor;

                  (k) The Guaranty substantially in the same form of Exhibit I ("Guaranty"), executed by KYRS FM, Inc., and

                  (l) Such additional information, materials, agreements, documents and instruments as RBI, its counsel, or its senior lender may reasonably request in order to consummate the Closing.

         11.02 RBI's Documents. At the Closing, RBI shall deliver or cause to be delivered the following:

                  (a) Certified resolutions of the Board of Directors of RBI and Regent Communications, Inc. approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated hereby;

                  (b) A certificate of RBI, dated the Closing Date, in the form described in Section 9.01(c);

                  (c) The Pledge Agreement substantially in the same form of Exhibit B;

                  (d) A written opinion of RBI's counsel substantially in the same form of Exhibit F, dated as of the Closing Date;

                  (e) The Closing Merger Consideration in accordance with
Section 1.13 hereof;

                  (f) The Consulting Agreement substantially in the same form of Exhibit E, executed by RBI;

                  (g) The Tower Site Lease Agreement substantially in the same form of Exhibit H, executed by Regent Broadcasting of St. Cloud, Inc.; and

                  (h) Such additional information, materials, agreements, documents and instruments as Carpenter and its counsel may reasonably request in order to consummate the Closing.


                                   ARTICLE XII

                         Survival; Indemnification: Etc.

         12.01 Survival of Representations, Etc. It is the express intention and agreement of the parties to this Agreement that all covenants in Articles V, VI, and VII ("Covenants") and all representations and warranties (together, "Warranties") made in this Agreement shall survive the Closing (regardless of any knowledge, investigation, audit or inspection at any time made by or on behalf of any of the parties) as follows:

                  (a) The Covenants in Sections 6.08, 7.01 and 7.02 and any other agreements not specifically addressed in this Section 12.01 shall survive the Closing for a period from the Closing Date equal to the statute of limitations for written contracts in Minnesota.

                  (b) The Warranties in Sections 3.01, 3.02, 4.01, 4.05, 4.06
shall survive the Closing without limitation.

                  (c) The Warranties in Section 4.10 or otherwise relating to the federal, state, local or foreign tax obligations of the Company and any Continuing Subsidiary and in Section 4.14 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

                  (d) All other Covenants and Warranties shall survive for a period of twenty-four (24) months from the Closing Date.

                  (e) The right of any party to recover Damages (as defined in Section 12.02(a)) pursuant to Section 12.02 shall not be affected by the expiration of any Covenants or Warranties as set forth herein, provided that notice of the existence of any Damages (but not necessarily the fixed amount of any such Damages) has been given by the indemnified party to the indemnifying party prior to such expiration. The survival of a Covenant shall not extend the period to which the Covenant applies, but merely establishes the time by which notice of a claim of breach may be given.

                  (f) Notwithstanding any provision hereof to the contrary, there shall be no contractual time limit in which any party may bring any action for actual fraud (a "Fraud Action"), regardless of whether such actual fraud also included a breach of any Covenant or Warranty; provided, however, that any Fraud Action must be brought within the period of the applicable statute of limitations plus any extensions or waivers granted or imposed with respect thereto.

         12.02 Indemnification.

                  (a) The Company's common shareholders severally shall defend, indemnify and hold harmless RBI and its Affiliates from and against any and all losses, costs, damages, liabilities and expenses, including reasonable attorneys' fees and expenses ("Damages") incurred by RBI and its Affiliates arising out of or related to: (i) any breach of the Warranties given or made by Carpenter or the Company in this Agreement; (ii) any breach of the Covenants or other agreements made by Carpenter, the shareholders of the Company, or the Company in the Agreement; (iii) liabilities of the Company and its Subsidiaries (including any contingent or other liability of the Company or its Subsidiaries that is not a Liability but that would be disclosed in the notes to the Company's financial statements in accordance with generally accepted accounting principles) incurred as a result of the operation of the Company, its Subsidiaries and the Stations for the period ended on the day preceding the Closing Date; (iv) income taxes of the Company and its Subsidiaries for the period ended on the day prior to the Closing Date; and (v) any claims by common or preferred shareholders pursuant to the exercise of their dissenters' rights under Section 302A.471 of the Minnesota Statutes (it being the agreement of the parties that in no event shall RBI be obligated to pay in excess of $5,025,000.00 plus the amounts to be paid by RBI pursuant to Article X).

         Notwithstanding the foregoing provisions of this Section 12.02(a), the Company's common shareholders shall have no obligation to defend, indemnify and hold harmless RBI for Damages arising out of any matter described in clause (a)(i) through (a)(v) of the immediately preceding paragraph unless the aggregate Damages on account thereof exceed $15,000.00, and the maximum liability of the Company's common shareholders for Damages arising out of any matter described in clause (a)(i) and (a)(iii) shall be equal to the remainder of five hundred thousand dollars ($500,000.00) less the amount of all payments actually made to Carpenter under the Consulting Agreement; provided, however, that no such limitation shall apply to any claim under clause (a)(iii) for indemnification for Damages based on claims by a third party.

                  (b) RBI shall defend, indemnify and hold harmless the Company's shareholders from and against any and all Damages incurred by them arising out of or related to: (i) any breach of the Covenants, other agreements, and Warranties given or made by RBI in this Agreement; (ii) all federal, state and local tax liabilities of the Company and the Continuing Subsidiaries arising and relating to operation of the Stations on and after the Closing Date; and
(iii) any loss or damage arising out of any Liability of the Company and the Continuing Subsidiaries incurred or the result of the operation of the Company and Stations on and after the Closing Date or which have been included in the Closing Report and as to which RBI has received an adjustment of the Basic Merger Consideration in its favor hereunder in accordance with Section 1.12.

                  (c) Procedures: Third Party and Direct Indemnification Claims. The indemnified party agrees to give written notice within a reasonable time to the indemnifying party of any demand, suit, claim or assertion of liability by third parties or other circumstances that could give rise to an indemnification obligation hereunder against the indemnifying party, providing a description of the nature and amount of the claim (hereinafter collectively "Claims," and individually a "Claim"), it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrably and materially prejudiced. The parties agree that any claim for Damages arising directly between the parties relating to this Agreement may be brought at any time within the applicable survival period specified in Section 12.01, and that the only notice required with respect thereto shall be as specified in Section 12.01(c). The Company, on behalf of its shareholders, and RBI each irrevocably submits to the nonexclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota over any suit, action or proceeding arising out of or relating to this Agreement and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party to this Agreement hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

         The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to this Section 12.02 resulting from any Claim shall be subject to the following additional terms and conditions:

                           (i) The indemnifying party shall have the right to
undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim.

                           (ii) In the event that the indemnifying party shall
elect not to undertake such defense or opposition, or within ten (10) days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereto).

                  (d) Anything this Section 12.02 to the contrary notwithstanding: (i) the indemnified party shall have the right, at its own cost and expense, to participate in the defense, opposition, compromise or settlement of the Claim; (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party, and their respective counsel or other representatives, shall cooperate in good faith with respect to such Claim.

                  (e) No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

                  (f) As collateral security for the performance by the Company's common shareholders of their obligations under Section 12.02(a) above, there shall be pledged to RBI under the terms of a Pledge Agreement substantially in the same form attached hereto as Exhibit B (the "Pledge Agreement"), that certain Promissory Note to KYRS FM, Inc. from Flagship Broadcasting, LLC in the amount of $499,000.00, together with an assignment to RBI of all rights of KYRS FM, Inc., which rights shall be prior and superior according to terms and conditions acceptable to RBI to the rights and interests of any other party therein, under that certain Loan Agreement, Mortgage, Security Agreement, and Pledge of LLC Membership Interest Agreement substantially in the same forms as supplied to RBI prior to the date of this Agreement, or otherwise as acceptable to RBI, in and to the assets of radio station KKLN-FM as collateral for the payment of such note, (the balance due under said note as of the date of this Agreement being $499,000.00). In the event of a failure by the Company's common shareholders to timely perform their obligations under Section 12.02(a), including without limitation those under
Section 1.11, RBI shall be entitled to exercise all rights granted to it under the terms of the Pledge Agreement and Guaranty.

                                  ARTICLE XIII

                               Termination Rights

         13.01 Termination. This Agreement may be terminated at any time prior to Closing as follows:

                  (a) Upon the mutual written consent of RBI and the Company, this Agreement may be terminated on such terms and conditions as so agreed; or

                  (b) By written notice of RBI to the Company if Carpenter or the Company breaches in any material respect any of his/its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of his/its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by RBI; or

                  (c) By written notice of the Company to RBI if RBI breaches in any material respect any of its representations or warranties or defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such breach or default shall not be cured within thirty (30) days of the date of notice of breach or default served by the Company; or

                  (d) By written notice of any party if any condition to the obligation to perform this Agreement of the party seeking to terminate has not been satisfied or complied with by the Closing Date or the date specified herein for such satisfaction or compliance, and such inaccuracy, failure of performance or non-satisfaction of or compliance with a condition, if capable of being cured, has not been cured within thirty (30) days after written demand therefor, or has not been waived by the party seeking to terminate this Agreement; or

                  (e) By written notice of RBI to the Company or by the Company to RBI, if the FCC denies the FCC Application; or

                  (f) By written notice of RBI to the Company or by the Company to RBI, if any court of competent jurisdiction shall have issued an order, decree or ruling (which then remains in effect) or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or by RBI, if any court, legislative body or governmental or regulatory authority has taken, or is reasonably expected to take, action that would prohibit the consummation of the transactions contemplated hereby in accordance with the terms of the this Agreement, as determined by RBI in its sole discretion reasonably exercised; or

                  (g) By written notice of RBI to the Company or by the Company to RBI, if the Closing shall not have been consummated on or before December 31, 2000; or

                  (h) By written notice of RBI to the Company if it shall become apparent in the judgment of RBI reasonably exercised that any condition to RBI's obligation to close as set forth in Article VIII hereof will not be satisfied on or before December 31, 2000; or

                  (i) By written notice of RBI to the Company under the conditions set forth in Sections 6.06 or 14.13 hereof; or

                  (j) By written notice of RBI to the Company in the event Regent Broadcasting of St. Cloud, Inc. has terminated the Time Brokerage Agreement pursuant to Section 17 thereof;

                  (k) By written notice of RBI to the Company, or by the Company to RBI, in the event of (i) a termination of the Time Brokerage Agreement by the notifying party pursuant to Section 16.3 thereof or (ii) a termination of the Time Brokerage Agreement pursuant to Section 19 thereof if such termination of the Time Brokerage Agreement has a material adverse effect on such party's ability to complete the transactions contemplated hereunder;

                  (l) By written notice of the Company to RBI, or by RBI to the Company, if the Company has not delivered to RBI within forty-five (45) days of the date hereof evidence reasonably satisfactory to RBI that the Company's shareholders and those other parties listed on Schedule 4.13 have consented to or approved this Agreement in accordance with applicable law and, if applicable, the Articles of Incorporation and By-Laws of the Company; or

                  (m) By written notice of the Company to RBI under the conditions set forth in Sections 1.11 or 8.09 of this Agreement.

         Notwithstanding the foregoing, no party hereto may effect a termination hereof if such party is in material default or breach of this Agreement. If this Agreement is terminated, RBI and its Affiliates shall not, except as contemplated by the Time Brokerage Agreement, solicit or attempt to employ any person who is an officer or employee of the Company or any Continuing Subsidiary as of the date of this Agreement for a period of six (6) months after the effective date of such termination.

         13.02 Liability. Except as set forth in Section 13.04 below, the termination of this Agreement under Section 13.01 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

         13.03 Monetary Damages, Specific Performance and Other Remedies. The parties recognize that if the Company or Carpenter refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate RBI for its injury. RBI shall therefore be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedies, including but not limited to monetary damages (which would include an amount equal to at least the amount of the Escrow Deposit), that may be available to it. If any action is brought by RBI to enforce this Agreement, Carpenter and the Company shall waive the defense that there is an adequate remedy at law. In the event of a default by Carpenter or the Company, which results in the filing of a lawsuit for damages, specific performance, or other remedy, the prevailing party in such action shall be entitled to reimbursement by the other of reasonable legal fees and expenses incurred by the prevailing party.

          13.04 COMPANY'S LIQUIDATED DAMAGES. AS MORE FULLY DESCRIBED IN THE DEPOSIT ESCROW AGREEMENT, IN THE EVENT THIS AGREEMENT IS TERMINATED PURSUANT TO
SECTION 13.01(C) BECAUSE OF A MATERIAL BREACH OF THIS AGREEMENT BY RBI AND ALL OTHER CONDITIONS TO CLOSING ARE AT SUCH TIME SATISFIED OR WAIVED (OTHER THAN SUCH CONDITIONS AS CAN READILY BE SATISFIED BY CLOSING), THEN THE ESCROW DEPOSIT SHALL BE DELIVERED TO THE COMPANY, AND THE CASH OR PROCEEDS FROM A DRAW ON THE LETTER OF CREDIT SHALL CONSTITUTE LIQUIDATED DAMAGES. IT IS UNDERSTOOD AND AGREED THAT SUCH LIQUIDATED DAMAGES AMOUNT REPRESENTS THE REASONABLE ESTIMATE OF ACTUAL DAMAGES AND DOES NOT CONSTITUTE A PENALTY. RECOVERY OF LIQUIDATED DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF CARPENTER AND THE COMPANY AGAINST RBI AND ANY OF THEIR AFFILIATES FOR FAILING TO CONSUMMATE THIS AGREEMENT AS A RESULT OF A MATERIAL BREACH HEREOF, AND SHALL BE APPLICABLE REGARDLESS OF THE ACTUAL AMOUNT OF DAMAGES SUSTAINED AND ALL OTHER REMEDIES ARE DEEMED WAIVED BY CARPENTER AND THE COMPANY.


                                   ARTICLE XIV

                            Miscellaneous Provisions

         14.01 Brokerage. The parties represent and warrant that no broker or finder was employed, appointed or authorized by any of them in connection with the transactions contemplated by this Agreement. Each hereby agree to indemnify and hold the others harmless from and against any and all other liabilities with respect thereto.

         14.02 Certain Interpretive Matters and Definitions. Unless the context otherwise requires: (a) all references to Sections, Articles, Schedules or Exhibits are to Sections, Articles, Schedules or Exhibits of or to this Agreement; (b) each term defined in this Agreement has the meaning assigned to it; (c) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with generally accepted accounting principles as in effect on the date hereof, (d) "or" is disjunctive but not necessarily exclusive; (e) words in the singular include the plural and vice versa; (f) the term "Affiliate" has the meaning given it in Rule 12b-2 of Regulations 12B under the Securities Exchange Act of 1934, as amended; and (g) all references to "$" or dollar amounts will be to lawful currency of the United States of America.

         14.03 Further Assurances. After the Closing, Carpenter, as the representative of the Company's shareholders, shall from time to time, at the request of and without further cost or expense to RBI, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order more effectively to consummate the transactions contemplated hereby to vest in RBI good title to the Company Stock being transferred hereunder in accordance with the terms hereof, and RBI shall from time to time, at the request of and without further cost or expense to Carpenter, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively consummate the transaction contemplated hereby for the benefit of the Company's shareholders.

         14.04 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective, heirs, executors, administrators, successors and permitted assigns. Carpenter may not voluntarily or involuntarily assign his interest under this Agreement without the prior written consent of RBI. RBI shall have the right to assign and/or delegate all or any portion of its rights and obligations under this Agreement, including without limitation assignments as collateral, provided that no such assignment and/or delegation shall relieve RBI of its obligations hereunder in the event that its assignee fails to perform the obligations delegated. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of any of the parties hereto shall bind and inure to the benefit of their respective shareholders, successors and permitted assigns of the parties hereto. In the event RBI finds it necessary or is required to provide to a third party a collateral assignment of the RBI's interest in this Agreement and/or any related documents, Carpenter and the Company shall cooperate with the RBI and any third party requesting such assignment including but not limited to signing or delivering a consent and acknowledgment of such assignment.

         14.05 Amendments. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         14.06 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         14.07 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to the choice of law provisions thereof.

         14.08 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, including by facsimile, and shall be deemed to have been duly delivered and received on the date of personal delivery, on the third day after deposit in the U.S. mail if mailed by registered or certified mail, postage prepaid and return receipt requested, on the day after delivery to a nationally recognized overnight courier service if sent by an overnight delivery service for next morning delivery or when dispatched by facsimile transmission (with the facsimile transmission confirmation being deemed conclusive evidence of such dispatch) and shall be addressed to the following addresses, or to such other address as any party may request, in the case of Carpenter or the Company, by notifying RBI, and in the case of RBI, by notifying the Company:

         To Carpenter or the Company:      Dennis G. Carpenter
                                           StarCom, Inc.
                                           15395 91st Ave. N.
                                           Maple Grove, MN 55369
                                           Fax: (612) 420-6551

         Copy to:                          Steven D. DeRuyter, Esq.
                                           Leonard, Street & Deinard
                                           150 South Fifth Street
                                           Suite 2300
                                           Minneapolis, MN  55402
                                           Fax: (612) 335-1657

         To RBI:                           Terry S. Jacobs, Chairman
                                           Regent Communications, Inc.
                                           50 East RiverCenter Blvd. Suite 180
                                           Covington, KY 41011
                                           Fax: (606) 292-0352


         Copy to:                          Alan C. Rosser, Esq.
                                           Strauss & Troy
                                           The Federal Reserve Building
                                           150 East Fourth Street
                                           Cincinnati, OH 45202
                                           Fax: (513) 241-8259

         14.09 Counterparts. This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         14.10 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their successors or permitted assigns any rights or remedies under or by reason of this Agreement.

         14.11 Severability. The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any, applicable law, this Agreement shall be construed with the invalid, illegal or unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

         4.12 Entire Agreement. This Agreement and the schedules and exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein.

         14.13 Risk of Loss. The risk of any loss, damage or destruction to any of the Stations Assets from fire or other casualty or cause shall be borne by the Company at all times prior to the Closing hereunder. Upon the occurrence of any loss or damage to any material property or assets of the Company as a result of fire, casualty or other causes prior to Closing, the Company shall notify RBI of same in writing immediately stating with particularity the extent of such loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Stations Assets lost or destroyed will be reimbursed under and insurance policy with respect thereto. In the event that the loss or damage exceeds One Hundred Thousand Dollars ($100,000.00) and the property is not substantially repaired, replaced or restored prior to the Closing Date, the Closing Date shall be extended for a period of up to ninety
(90) days to permit the repair, replacement or restoration of the property by the Company, and in the further event that it is not so repaired, replaced or restored within such sixty (60) day period, RBI, at its option, may, upon written notice to the Company:

                  (a) terminate this Agreement; or

                  (b) postpone the Closing Date for an additional period of up to sixty (60) days until such time that the property has been substantially repaired, replaced or restored; or

                  (c) elect to consummate the Closing and accept the property in its "then" condition, and the Company shall reimburse RBI for any deductible portion of the insurance coverage of Company. In the event of postponement of Closing hereunder, the Company and RBI shall join in any necessary requests of the FCC to extend the time of the effective period of the FCC's consent. RBI may also at its option elect to consummate the Closing pursuant to this Subsection
(c) prior to the initial sixty (60) day extension of the Closing Date.

         14.14 Time Brokerage Agreement. Concurrently with the execution of this Agreement, the Continuing Subsidiaries will enter into with Regent Broadcasting of St. Cloud, Inc. a Time Brokerage Agreement in the form attached hereto as Exhibit G pursuant to which the Continuing Subsidiaries are making available to Regent Broadcasting of St. Cloud, Inc. the broadcasting transmission facilities to the Stations and/or causing to be broadcast on the Stations programming provided by Regent Broadcasting of St. Cloud, Inc. from the Commencement Date (as defined in the Time Brokerage Agreement) during the term thereof. An Event of Default by either party under the Time Brokerage Agreement shall constitute a material default under this Agreement and insofar as the cure period specified in the Time Brokerage Agreement has expired with respect to the default, no further cure period shall be afforded under the provisions of this Agreement.

         14.15 Consulting Agreement. Carpenter agrees on the Closing Date to enter into with Regent Broadcasting of St. Cloud, Inc., a Consulting Agreement in the form attached as Exhibit E.

         14.16 Studios During Transition Period. For a period of six (6) months following the Commencement Date (as defined in the Time Brokerage Agreement) (the "Transition Period"), RBI shall be allowed to operate the Stations from the studios and production facilities utilized by them on the date of this Agreement in a manner substantially similar to the manner in which they are currently operated, free of rent except that RBI shall pay for its proportionate allocation of all utility expenses associated with the studio site during the Transition Period.

         14.17 Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

                  (a) "Contracts" means all contracts, agreements, leases and legally binding contractual rights of the Company or either of the Continuing Subsidiaries of any kind, written or oral, relating to the Company, either Continuing Subsidiary, or the operations of the Stations and which are listed on
Schedule 4.13.

                  (b) "Station Licenses" means all licenses, permits and other authorizations issued to the Company or either of the Continuing Subsidiaries by any governmental or regulatory authority including without limitation those issued by the FCC used or useful in connection with the operation of the Stations, including but not limited to those described in Schedule 4.08, along with renewals, modifications, or applications relating to such items between the date hereof and the Closing Date;

                  (c) "Station Assets" means all of the assets, properties, interests and rights of the Company and the Continuing Subsidiaries of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased (to the extent of the leasehold interest) by the Company or any of its Continuing Subsidiaries as the case may be, wherever situated, which are used or held for use in the operation of the Stations, including but not limited to all of the Company's right, title and interest in and to:

                           (i) the Station Licenses;

                           (ii) all equipment, electrical devices, antennae,
cables, tools, hardware, office furniture and fixtures, office materials and supplies, inventory, motor vehicles, spare parts and all other tangible personal property of every kind and description, and the Company's or Continuing Subsidiaries' rights therein, owned, leased (to the extent of the leasehold interest) or held by the Company or any of its Continuing Subsidiaries and used or useful in connection with the operations of the Stations and listed in
Schedule 4.11, together with any replacements thereof and additions thereto, made between the date hereof and the Closing Date, and less any retirements or dispositions thereof made between the date hereof and the Closing Date in the ordinary course of business and consistent with past practices of the Company and its Continuing Subsidiaries; provided, however, the Company agrees that the value of all such assets retired or disposed of and not replaced with an asset of like kind and quality shall not exceed $5,000.00 in the aggregate unless the Company has obtained the prior written approval of RBI which shall not be unreasonably withheld;

                           (iii) the Contracts (excluding items 5, 8, 9, 10 and
11 on Schedule 4.13) and all Time Sales Agreements (as defined in the Time Brokerage Agreement);

                           (iv) all of the Company's and its Continuing
Subsidiaries' rights in and to the call letters listed on Schedule 4.15, and any variation thereof, as well as all of the Company's and its Continuing Subsidiaries' rights in and to all trademarks, trade names, service marks, franchises, copyrights, including registrations and applications for registration of any of them, computer software programs and programming material of whatever form or nature, jingles, slogans, the Stations' logos and all other logos or licenses to use same and all other intangible property rights of the Company and its Continuing Subsidiaries, which are used or useful in connection with the operation of the Stations, including but not limited to those listed in Schedule 4.15 (collectively, the "Intellectual Property") together with any associated goodwill and any additions thereto between the date hereof and the Closing Date;

                           (v) all programming materials and elements of
whatever form or nature owned by the Company or any of its Continuing Subsidiaries, whether recorded on tape or other medium or intended for live performance, and all copyrights owned by or licensed to the Company or any of its Continuing Subsidiaries that are used or useful in connection with the operation of the Stations, including all such programs, materials, elements and copyrights acquired by the Company or any of its Continuing Subsidiaries between the date hereof and the Closing Date;

                           (vi) all of the Company's or any of its Continuing
Subsidiaries' rights in and to all the files, documents, records, and books of account relating to the operation of the Stations or to the Station Assets, including, without limitation, the Stations' local public files, programming information and studies, blueprints, technical information and engineering data, news and advertising studies or consulting reports, marketing and demographic data, sales correspondence, lists of advertisers, promotional materials, credit and sales reports and filings with the FCC, logs, software programs and books and records relating to employees, financial, accounting and operation matters;

                           (vii) the Company's and its Continuing Subsidiaries'
corporate minute books and records, corporate stock record books and such other books and records as pertain to the organization, existence or share capitalization of the Company and its Continuing Subsidiaries;

                           (viii) all claims and causes of action, including all
contracts of insurance, and insurance proceeds or claims; and

                           (ix) the real property described as Item No. 1 on
Schedule 4.12;

PROVIDED, HOWEVER, the Station Assets shall not include any Excluded Assets.

                  (d) "Excluded Assets" means cash (unless adjustment therefor has been made pursuant to Section 1.11 hereof), accounts and notes receivable, the real property described as Item No. 2 on Schedule 4.12 consisting of the KXSS-AM tower site (the "KXSS-AM Tower Site") to be leased to the Company, any tangible and intangible assets not listed on Schedule 4.11 or 4.15 used exclusively in, or necessary for, the operation of radio stations KDDG and KASM and television station WCMN LP, as described or listed on Schedule 4.15, those contracts numbered 5, 8, 9, 10 and 11 on Schedule 4.13, those items listed on
Schedule 4.23, the capital stock and all tangible and intangible assets of every subsidiary of the Company that is not a Continuing Subsidiary, and all the Company's right in and to the name "StarCom" and any variation thereof.

                  (e) "Continuing Subsidiaries" means RepCom, Inc. and Sartell FM, Inc., wholly-owned subsidiaries of the Company.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

REGENT BROADCASTING, INC.                       STARCOM, INC.


By:    /s/ Terry S. Jacobs                      By:    /s/ Dennis G. Carpenter
       ------------------------------------            -----------------------

Name:  Terry S. Jacobs                          Name:  Dennis G. Carpenter
       ------------------------------------            -----------------------

Title: Chairman and Chief Executive Officer     Title: President


                                                CARPENTER:


                                                /s/ Dennis G. Carpenter
                                                ------------------------------
                                                Dennis G. Carpenter



         In consideration of and as an inducement for Regent Broadcasting, Inc. entering into and performing its obligations under the foregoing Agreement of Merger, KYRS FM, Inc., a wholly-owned subsidiary of StarCom, Inc. that will benefit from the transaction contemplated by the foregoing Agreement of Merger, hereby agrees to execute and deliver to Regent Broadcasting, Inc. the Guaranty in the form attached hereto as Exhibit I.

Dated:  June 15, 2000                    KYRS FM, INC.


                                         By:      /s/ Dennis G. Carpenter
                                                -----------------------------
                                         Name:    Dennis G. Carpenter
                                                -----------------------------
                                         Title:   President
                                                -----------------------------

                                    AMENDMENT
                                       TO
                               AGREEMENT OF MERGER



         THIS AMENDMENT to that certain Agreement of Merger dated June 15, 2000 (the "Agreement"), by among REGENT BROADCASTING, INC., a Delaware corporation ("RBI"), STARCOM, INC., a Minnesota corporation (the "Company"), and DENNIS G. CARPENTER ("Carpenter"), who is the President and a principal shareholder of the Company, is entered into as of this 27th day of July, 2000.

                  WHEREAS, under the terms of the Agreement as originally executed, it is contemplated that the Company shall be merged into RBI and that RBI shall be the surviving corporation in the merger; and

                  WHEREAS, the parties desire to amend the Agreement to clarify provisions with respect to the elimination of liabilities of the Company at or prior to Effectiveness and to provide that the Company shall be the surviving corporation in the merger and that the merger be consummated by a merger of a newly-formed subsidiary of RBI into the Company; and

                  WHEREAS, RBI Merger Corp., a Minnesota corporation ("Merger Corp."), is a wholly-owned subsidiary of RBI formed for the express purpose of consummating the merger transaction described in the Agreement;

                  WHEREAS, RBI, the Company and Carpenter desire that Merger Corp. become a party to the Agreement, and Merger Corp. desires to become a party to the Agreement, on the terms and conditions set forth herein.


         NOW, THEREFORE, the parties agree as follows:

1. Parties. Merger Corp. shall observe and be bound by the terms and conditions of the Agreement, and, by executing below, Merger Corp. shall become a party to the Agreement, and thereby become entitled to the same rights and privileges, as fully as if Merger Corp. were originally named as a party thereto.

2. Representations, Warranties and Covenants. By executing below, Merger Corp. hereby joins jointly and severally with RBI in making the representations, warranties and covenants of RBI set forth in the Agreement, including, without limitation, those set forth in Articles III, V and VII, and RBI and Merger Corp. hereby jointly and severally warrant and represent that Merger Corp. is duly organized, validly existing and in good standing under the laws of the State of Minnesota and make each of the representations set forth in Sections 3.02, 3.03 and 3.04 of the Agreement with respect to Merger Corp. at and as of the date hereof.

3. Revisions to Agreement. The Agreement shall be revised as follows:

         (a) The introductory paragraph on page 1 shall be revised to include as a party to the Agreement: "RBI Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of RBI expressly formed for the purpose of consummating the transaction described herein ("Merger Corp.")".

         (b) The second "WHEREAS" clause on page 1 shall be deleted in its entirety and replaced with the following:

                  "WHEREAS, the Boards of Directors of the Company, RBI and Merger Corp. deem it advisable that Merger Corp. (sometimes referred to as the "Disappearing Corporation") be merged into the Company (sometimes referred to as the "Surviving Corporation") under the laws of the State of Minnesota in the manner provided therefor pursuant to
         Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes; and"

         (c) The third "WHEREAS" clause on page 1 shall be deleted in its entirety and replaced with the following:

                  "WHEREAS, at Closing 171,339 shares ("Redeemed Shares") of the common stock of the Company shall be redeemed in exchange for the distribution by the Company to the holders of the Redeemed Shares all of the issued and outstanding units in StarCom, LLC, a Minnesota limited liability corporation being created by the Company exclusively for the purposes of facilitating the merger, and as a result of such redemption and the merger, control of the Company will be transferred to Regent Communications, Inc.; and"

         (d) Section 1.01 shall be deleted in its entirety and replaced with the following:

                  "1.01 Agreement. RBI, Merger Corp. and the Company hereby agree that, in accordance with and subject to the terms and conditions set forth herein, upon Effectiveness, Merger Corp. shall be merged with and into the Company, the separate corporate existence of Merger Corp. shall cease, the Company shall continue in existence and such merger shall in all respects have the effect provided for in Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes."

         (e) Section 1.03 shall be deleted in its entirety and replaced with the following:

                  "1.03 Articles of Incorporation and Bylaws; Name. From and after the Effectiveness and until thereafter amended as provided by law, the Articles of Incorporation and the Bylaws of Merger Corp. as in effect immediately prior to Effectiveness shall become the Articles of Incorporation and the Bylaws of the Surviving Corporation and the name of the Surviving Corporation shall be changed to "Regent Broadcasting of St. Cloud II, Inc.", which provisions shall be included in the Articles of Merger to be filed in accordance with Section 1.06 below. Within sixty (60) days following the Closing Date, the Surviving Corporation shall cease using the name "StarCom" or any variation thereof."

         (f) Section 1.06 shall be deleted in its entirety and replaced with the following:

                  "1.06 Stockholder Approval; Effectiveness of Merger. This Agreement of Merger is subject to approval by the shareholders of the Company and by RBI as the sole shareholder of Merger Corp. as provided by the applicable laws of the State of Minnesota. Following such approvals and the fulfillment or waiver of all other conditions set forth herein, if this Agreement is not terminated or abandoned in accordance with its terms, this Agreement of Merger shall be certified by the Company and Merger Corp. pursuant to Section 302A.601 and related Sections of Chapter 302A of the Minnesota Statutes, and the Surviving Corporation shall prepare, file and record with the Secretary of State of the of State of Minnesota Articles of Merger in the form provided under such Sections as soon as practicable after the Closing. The merger shall become effective upon the due and proper filing of the Articles of Merger, herein sometimes called the "Effectiveness."

         (g) Section 1.07 shall be deleted in its entirety and replaced with the following:

                  "1.07 Authorized Shares of Surviving Corporation. The Company presently has authorized and outstanding capital stock as described on
         Schedule 1.07 (the "Company Stock"), which is owned by the common and preferred shareholders of the Company as set forth therein. In the merger, the Company Stock will be transferred to RBI or tendered for cancellation or redemption in exchange for merger consideration, all as set forth in Sections 1.09, 1.10 and 1.11 below. Upon Effectiveness, the authorized capital stock of the Surviving Corporation will consist of 9,989,000 shares of common stock, $0.01 per share par value, 63,375 of which will be issued to RBI."

         (h) Section 1.08 shall be deleted in its entirety and replaced with the following:

                  "1.08 Authorized Shares of Disappearing Corporation. Merger Corp. presently has authorized capital stock of 100,000 common shares, $0.01 per share par value, of which 1,000 shares are issued and outstanding, all of which are owned by RBI."

         (i) Section 1.09 shall be deleted in its entirety and replaced with the following:

                  "1.09 Transfer or Redemption and Cancellation of Shares. At Effectiveness, following the common stock redemption at Closing described in the recitals hereto, (a) all remaining outstanding shares of the common stock of the Company (consisting of 63,375 shares) shall be transferred to RBI, (b) all outstanding shares of the preferred stock of the Company (consisting of 11,000 shares of the $15 Cumulative Dividend Convertible Class A Preferred Stock) shall be surrendered to the Company for cancellation; (c) all outstanding shares of Merger Corp. common stock shall be transferred to the Company and cancelled, and (d) each share held in Merger Corp.'s or the Company's treasury shall, by virtue of the merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefore and shall cease to exist. At the Closing, all certificates evidencing all of Merger Corp.'s common stock and all of the Company's preferred stock shall be surrendered for cancellation."

         (j) Section 1.10 shall be deleted in its entirety and replaced with the following:

                  "1.10 Basic Merger Consideration. The consideration to be paid to holders of the Company Stock pursuant to the merger shall consist of
         (a) two million one hundred thousand and no/100 dollars ($2,100,000.00) to the preferred shareholders of the Company and (b) approximately six hundred seven thousand eight hundred fifty-one and no/100 ($607,851.00) to the common shareholders of the Company. Such amount in the aggregate is the net equity of the Company determined by subtracting from a gross agreed-upon value of five million twenty-five thousand dollars (5,025,000.00) (the "Basic Merger Consideration"), the following amounts which the parties hereto acknowledge will be contributed by RBI to the Company upon Effectiveness to pay the following liabilities:

                           (i) Approximately six hundred twenty thousand nine hundred seven and no/100 dollars ($620,907.00) in payment of the loan balance due to National City Bank;

                           (ii) Approximately one million three hundred forty-six thousand two hundred forty-two and no/100 dollars ($1,346,242.00) to Sioux Valley Broadcasting and KASM of Minnesota, Inc. in payment of their contract balance; and

                           (iii) Approximately three hundred fifty thousand and no/100 dollars ($350,000.00) in payment of accounts and notes payable.

                  In the event the actual payment amounts to pay in full those liabilities listed in subparts (i)-(iii) above differ in the aggregate from the approximate amounts stated, a corresponding opposite adjustment in the amount of such aggregate difference shall be made to the amount of the cash payment to the common shareholders of the Company that is to be made pursuant to Section 1.10(b) above."

         (k) Section 1.11 shall be deleted in its entirety and replaced with the following:

                  "1.11 Adjustment of Basic Merger Consideration. It is the intent of the parties, and the Basic Merger Consideration has been negotiated on the basis, that the Company and each Continuing Subsidiary shall have no Cash (as hereinafter defined) and no Liabilities (as hereinafter defined) as of the Closing Date. On or before the Closing Date, immediately prior to Effectiveness, all Excluded Assets and all liabilities (other than those described in subparts (i)-(iii) of Section 1.10 above) of the Company and each of the Continuing Subsidiaries will be transferred to, and assumed by, StarCom, LLC, and thereby, effectively to the holders of the Common Stock pursuant to the redemption referenced in the recitals hereto. Nevertheless, at the Closing, a computation shall be compiled by the Company setting forth as of the Closing Date the amount, if any, of the Company's and each Continuing Subsidiary's Cash and all known remaining Liabilities of Company and each Continuing Subsidiary as set forth below ("Closing Statement"). The Basic Merger Consideration shall be adjusted by (a) an increase by the aggregate amount of Cash and (b) a decrease by the aggregate amount of Liabilities shown on the Closing Statement. The amount of consideration determined after making the foregoing adjustments to the Basic Merger Consideration is herein referred to as the "Closing Merger Consideration."

                  As used herein, the term "Cash" shall mean cash on hand and in banks, certificates of deposit, treasury bills and marketable securities and other cash equivalents (but excluding accounts and notes receivable, and any other current asset listed on the Company's or either Continuing Subsidiary's balance sheet).

                  As used herein, the term "Liabilities" shall mean at the Closing Date the amount of all the liabilities of the Company and each Continuing Subsidiary (excluding those described in subparts (i)-(iii) of Section 1.10 above) that would be recorded on a balance sheet at that date computed in accordance with generally accepted accounting principles applied on a basis consistent with those followed in the preparation of the financial statements described in Section 4.16 and shall include (i) accounts payable, (ii) all indebtedness, (iii) any unpaid bonuses, severance or vacation pay accrued to employees for the period ending on the day prior to the Closing Date, (iv) trade and barter obligations, (v) net tax liabilities arising from the divisive reorganization or transfer of assets by the Company to StarCom, LLC or any other entity or person on or prior to the Closing Date after application of all loss carry forwards and similar tax attributes of the Company, and (vi) all other items which in accordance with generally accepted accounting principles consistently applied would be included as Liabilities of the Company or either Continuing Subsidiary. For purposes of the determination of Liabilities, all expenses relating to the Company or either Continuing Subsidiary and arising from the conduct of the Company's or a Continuing Subsidiary's business and operation of the Stations (including without limitation such items as taxes, license fees, utilities, and rents) shall be prorated between RBI and the Company in accordance with generally accepted accounting principles as of 11:59 p.m. Central time, on the date immediately preceding the Closing Date.

                  Within ninety (90) days following execution of this Agreement, representatives of RBI's auditors may examine the books and records of the Company and of each of the Continuing Subsidiaries. If such examination is conducted, RBI's auditors shall prepare a report ("Closing Report") setting forth any Liabilities that have not been disclosed on the Financial Statements or on Schedule 4.19 hereof, and shall deliver same to RBI and to Carpenter, as the representative of the Company's shareholders, on or prior to the Closing Date. If such unknown Liabilities contained in the Closing Report exceed $150,000.00, in lieu of an adjustment therefor to the Basic Merger Consideration, the Company shall have the option to terminate this Agreement and the Escrow Deposit (as defined in paragraph 1.12 hereof) and any interest earned thereon shall be returned to RBI. The Company agrees to extend the Closing Date, if necessary, in order to provide to RBI 90 days to conduct such examination. In the event RBI does not disclose to the Company prior to the Closing any undisclosed Liabilities discovered by RBI's auditors during such examination, RBI shall be deemed to have waived its right to seek indemnification with respect to such discovered undisclosed Liabilities after the Closing, but not with respect to undisclosed Liabilities that are not discovered during the pre-Closing examination.

                  If the Company does not terminate this Agreement pursuant to the foregoing paragraph and either RBI or Carpenter disagrees with the Closing Report, such party shall, prior to the earlier of the Closing and fifteen (15) days after receipt of such Closing Report, give written notice to the other and RBI's auditors of its objection to the Closing Report, specifying each item or computation to which objection is taken and the reason for such objection. In such event, Carpenter and RBI shall use their best efforts to resolve such objections and to agree upon the Closing Report through negotiation. If Carpenter and RBI are unable to reconcile their differences and to mutually agree upon the Closing Report, within thirty (30) days after such written notice shall have been given as aforesaid, Carpenter and RBI shall designate a mutually agreeable independent national accounting firm, or if such firm cannot act, another national accounting firm (which has not been retained by either Carpenter, the Company or RBI within the past ten
         (10) years) mutually acceptable to such parties to act as arbitrator ("Arbitrator"). The Arbitrator shall determine all issues in disagreement and shall make such adjustments, if any, to the items and computations in the Closing Report as are necessitated by such determinations, and shall within thirty (30) days after their designation as Arbitrator deliver to Carpenter and RBI a written statement setting forth all adjustments made by the Arbitrator to the Closing Merger Consideration. Such Closing Report shall be employed to determine any further adjustments required to the Merger Consideration pursuant to this Section 1.11 ("Final Merger Consideration"), and such Final Merger Consideration shall be final, conclusive and binding upon all parties to this Agreement. The fees and expenses of RBI's auditor and the Arbitrator in connection with the making of the Closing Report and the determinations herein provided for to resolve any differences over the Closing Report shall be paid one-half by the Company's former common shareholders and one-half by RBI.

                  Notwithstanding the foregoing, the parties agree that the Closing Date shall not be delayed by the election by either RBI or Carpenter to object to the Closing Report pursuant to this Section 1.11 and further agree that the portion of the Closing Merger Consideration which is the subject of the objection shall be placed in escrow pending completion of the arbitration procedure."

(l) Section 7.3 shall be revised to substitute "Merger Corp." for the words "the Continuing Subsidiaries" in the first sentence.

         (m) All references in the Agreement to the surrender of the Company Stock, or ownership interests therein, to RBI (or words to that effect) are amended to mean "RBI or the Company."

         (n) All references in sections 11.02(a), 11.02(b), and 11.02(d) to RBI shall mean RBI and Merger Corp.

4. Effectiveness. This Amendment is effective as of the date hereof. Other than as amended in accordance with the terms hereof, the Agreement shall remain in full force and effect.

5. Counterparts. This Amendment may be executed concurrently in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                      (balance of page intentionally blank)

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


REGENT BROADCASTING, INC.                       STARCOM, INC.


By:      /s/ Terry S. Jacobs                    By:      /s/ Dennis Carpenter
         ---------------------------                     --------------------

Name:    Terry S. Jacobs                        Name:    Dennis Carpenter
         ---------------------------                     ----------------

Its:     Chairman                               Its:     Chairman
         ---------------------------                     --------


RBI MERGER CORP.                                CARPENTER:


By:      /s/ Terry S. Jacobs                    /s/ Dennis G. Carpenter
         ---------------------------            -----------------------
                                                Dennis G. Carpenter
Name:    Terry S. Jacobs
         ---------------------------

Its:     Chairman
         ---------------------------

                                SECOND AMENDMENT

                                       TO

                               AGREEMENT OF MERGER


         This Second Amendment to that certain Agreement of Merger dated June 15, 2000, as amended by that certain Amendment to Agreement of Merger dated as of July 27, 2000 (the "Agreement"), by and among REGENT BROADCASTING, INC., a Delaware corporation ("RBI"), RBI MERGER CORP., a Minnesota corporation ("Merger Corp."), STARCOM, INC., a Minnesota corporation (the "Company"), and DENNIS G. CARPENTER ("Carpenter"), who is the President and a principal shareholder of the Company, is entered into as of this 19th day of February, 2001.

         WHEREAS, under the terms of the Agreement, each of RBI and the Company has the right to terminate the Agreement by written notice to the other if the Agreement has not been consummated on or before December 31, 2000; and

         WHEREAS, the parties wish to extend the date on which such termination rights arise from December 31, 2000 to June 30, 2001.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, the parties hereby agree as follows:

         1. Amendment to Agreement. Sections 13.01(g) and 13.01(h) of the Agreement are hereby amended in their entirety to read as follows:

                  "(g) By written notice of RBI to the Company or by the Company to RBI, if the Closing shall not have been consummated on or before June 30, 2001; or

                  (h) By written notice of RBI to the Company if it shall become apparent in the judgment of RBI reasonably exercised that any condition to RBI's obligation to close as set forth in Article VIII hereof will not be satisfied on or before June 30, 2001; or"

         2. Other Provisions Remain in Effect. With the exception of the foregoing amendments, all other terms and conditions of the Agreement remain in full force and effect. In the event of any conflict in interpretation between the terms and conditions of the Agreement and this Second Amendment, the terms and conditions of this Second Amendment shall control and be absolute.

         3. Counterparts. This Second Amendment may be executed concurrently in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.


THE COMPANY:                                 RBI:
-----------                                  ---

STARCOM, INC.                                REGENT BROADCASTING, INC.


By:      /s/ Dennis G. Carpenter             By:      /s/ William L. Stakelin
         -----------------------------                -------------------------
Name:    Dennis G. Carpenter                 Name:    William L. Stakelin
         -----------------------------                -------------------------
Its:     President                           Its:     President
         -----------------------------                -------------------------

CARPENTER:                                   MERGER CORP.:
---------                                    ------------

                                             RBI MERGER CORP.


/s/ Dennis G. Carpenter                      By:      /s/ William L. Stakelin
--------------------------------------                -------------------------
                                             Name:    William L. Stakelin
                                                      -------------------------
                                             Its:     President
                                                      -------------------------



                                       2